UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Applied Minerals, Inc.

(Name of Registrant as Specified In Its Charter)

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 Applied Minerals, Inc.

Notice of 2017 Annual Meeting and

Proxy Statement

Annual Meeting of Stockholders

December 7, 2017 at 2:30 PM Eastern Time

304 Hudson Street

Third Floor

New York, NY 10013

Letter from your Board of Directors

Mail date 2017

Dear Fellow Stockholders:

We invite you to attend the Annual Meeting of Applied Minerals, Inc, which will be held at 2:30 PM on December 7, 2017 at 304 Hudson Street, Third Floor, New York, NY 10013. Doors open at 2:15 PM. The meeting will be webcast and you can listen to it by logging on at www.virtualshareholdermeeting.com/AMNL2017. The attached Notice of Annual Meeting and Proxy Statement give details of the business to be conducted at the meeting.

Amendment to the Certificate of Incorporation

We believe that the most crucial proposal being submitted for a vote of stockholders is an amendment of the Certificate of Incorporation to increase the number of authorized shares. If approved, the amendment will eliminate what we believe is a major obstacle to the Company’s chances for success -- the date of the maturity of Company’s Series A Notes. The Notes mature in November 2018, but that date can be changed to November, 2019 unless if an Event of Default has occurred and is continuing. As of October 1, 2017, the principal balance of the Series A Notes was $____. If the amendment to the Certificate of Incorporation is approved, the date of the Series A Notes will be reset to May, 2023.

Resetting the date to May 2023 would be a big win for the Company. It would give the Company a much longer runway to achieve success and should put the Company in a better position in 2023 to refinance or pay off the Notes or to make conversion an attractive alternative

In order to persuade the Series A Noteholders to agree to reset the maturity date - a significant concession - we had to agree to (i) lower the prices at which the Series A Notes and the Series 2023 Notes can convert into Common Stock and (ii) issue warrants to purchase Common Stock to the holders of the Series A and the Series 2023 Notes. Lowering the conversion price means that more shares would be issued on conversion. The Series 2023 Notes mature in 2023 and have a principal balance of $____ as of October 1, 2017.

The Noteholders reasonably insisted that the Company reserve shares of Common Stock for issuance on the conversion of the Notes and the exercise of the warrants so that they would have assurance that shares will be available for issuance when and if the Notes are converted or the warrants are exercised.

As a Delaware corporation, we cannot issue or reserve for issuance more shares than the number of authorized shares specified in the Certificate of Incorporation. Our Certificate of Incorporation currently authorizes 250 million shares of Common Stock. All but 15,370,374 shares have been issued or reserved. In order to reserve shares for the lower conversion prices and for the warrants, we need to reserve 42,202,533 shares. As a result, we need to amend the Certificate of Incorporation to authorize additional shares of Common Stock so that we can make the required reservation of shares.

If the amendment to the Certificate of Incorporation to authorize more shares is not approved by stockholders, the maturity date of the Company’s Series A Notes will not be reset.

In addition to reserving shares as outlined above, we plan to reserve shares for the issuance of options. The uses are discussed in detail in Part 7 of the Proxy Statement. The proposal is to increase the number of authorized shares of Common Stock from 250 million to 400 million.

It is important to note that the amendment of the Certificate of Incorporation requires the favorable vote of a majority of the outstanding shares. A failure to vote is the equivalent of a “no” vote.

Presentation at the Meeting and Q&A

At the Annual Meeting, we will have a full presentation of our achievements since the last Annual Meeting and our objectives for 2018.  There will be a question and answer session at the meeting.

How to Vote

Record Owners: Mail. Use the proxy card delivered with the proxy statement, sign it, and and mail it back in the self-addressed envelope we have supplied or by mailing the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Internet.  Go to proxyvote.com and follow the directions. Please have the proxy card in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card. Or scan the QR Barcode on your proxy card and vote immediately, if you have a QR Barcode reader.

Telephone. Use any touch-tone telephone to call 1-800-690-6903 and follow the instructions. Please have the proxy card in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card.

At the meeting. You may vote at the meeting with proper identification

Beneficial owners. Voting instruction form. You will receive from your broker or custodian a voting instruction form (or other means) to instruct your broker or custodian how to vote. Follow the directions on the form in order to vote.  In order for your shares to be voted on the election of directors and executive compensation (Say-on-Pay), you must provide instructions.

At the meeting. Beneficial owners who wish to vote at the meeting must obtain from the broker or custodian a written authorization for the beneficial owner to vote the beneficial owner’s shares.

* * * *

We hope that you will attend the meeting or listen in to the webcast of the meeting. We look forward to talking with as many of you as possible.

Very Truly Yours,

Your Board of Directors

APPLIED MINERALS. INC.

Notice of 2017 Annual Meeting of Stockholders

Date:	December 7, 2017

Time:	2:30 PM Eastern Time

Place:	304 Hudson Street, Third Floor, New York, NY 10013

Record date:	October 13, 2017. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Items of business:	●	To elect five directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified.

	●	To approve, on a non-binding advisory basis, the compensation that has been paid to our Named Executive Officers

	●	To approve an amendment to the Certificate of Incorporation increasing the number of authorized shares of stock to 410 million and the number of authorized shares of Common Stock to 400 million

	●	To ratify the selection of EisnerAmper LLP as our independent auditor for fiscal year 2017

	●	To transact other business that may properly come before the Annual Meeting

By order of the Board of Directors

/s/ William Gleeson

William Gleeson

Secretary

New York, New York

Mail date

Part 7 Proposals to be Voted on at the Meeting	29
Proposal 1: Election of Directors	29
Proposal 2: Advisory Vote on Executive Compensation	29
Proposal 3: Amendment to the Certificate of Incorporation to Increase the Total Number of Authorized Shares	32
Proposal 4: Ratification of Independent Auditor	37

Part 1: Information about the Meeting

This Proxy Statement was first sent, given, or released to stockholders on …………, 2017. It is furnished in connection with the solicitation of proxies. The proxies are to be voted at the Annual Meeting of Stockholders of Applied Minerals Inc. (the “Company”) for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at 2:30 PM Eastern Time on December 7, 2017 at 304 Hudson Street, Third Floor, New York, NY 10013.

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary revoking the proxy at or prior to the Annual Meeting, or by timely executing and delivering, by Internet, mail, or in person at the Annual Meeting, another proxy dated as of a later date.

How to Vote

Record Owners: You may vote by mail. You can vote by mail using the proxy card delivered with the proxy statement and mailing it back in the self-addressed envelope we have supplied or by mailing the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted.

You may vote by Internet. You can vote by Internet by going to proxyvote.com and following the directions.  Please have the proxy card in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card. Or you scan the QR Barcode on your proxy card and vote immediately, if you have a QR Barcode reader.

You may vote by phone. Use any touch-tone telephone to call 1-800-690-6903 and follow the instructions. Please have the proxy card in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card.

You can use the Internet or telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on December 6, 2017. Internet and telephone voting facilities for record holders are available 24 hours a day. If you do not have the 16-digit control number, you may contact Broadridge Shareholder Services at 877-830-4936 or shareholder@broadridge.com.

Beneficial owners. Voting instruction form. You will receive from your broker or custodian a voting instruction form (or other means) to instruct your broker or custodian how to vote. Follow the directions on the form in order to vote. PLEASE PROVIDE VOTING INSTRUCTIONS AS TO ALL OF THE PROPOSALS TO BE VOTED ON. IN ORDER FOR YOUR SHARES TO BE VOTED ON THE FOLLOWING PROPOSALS  —  ELECTION OF DIRECTORS AND EXECUTIVE COMPENSATION (SAY-ON-PAY) --- YOU MUST PROVIDE INSTRUCTIONS.

Voting at the meeting. If you wish to vote at the meeting, you must obtain from your broker or custodian, and present at the meeting, a “legal proxy,” which is a written authorization from the broker or custodian authorizing the beneficial owner to vote the beneficial owner’s shares at the meeting.

Webcast of Meeting; Asking Questions

The meeting will be webcast at www.virtualshareholdermeeting.com/AMNL2017. Stockholders and others may listen to the meeting by logging into that address.

To ask questions if you are listening to the webcast, you will need the 16-digit control number on your proxy card or on the voting instruction form sent by your broker or custodian.

Solicitation of Proxies

The Board of Directors of the Company is soliciting the proxy accompanying this Proxy Statement. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially (such as brokerage houses, banks, and other fiduciaries) for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs.

Householding

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement, annual report, and Form 10-Q for the three months ended June 30, 2017 will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder. Stockholders participating in householding will continue to receive separate proxy cards. If you are a registered stockholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our transfer agent, Broadridge Corporate Company Solutions, by phone at 1-(800) 542-1061 or mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

Record Date; Shares Eligible to Vote; Quorum

Stockholders of record at the close of business on October 13, 2017 will be entitled to vote at the meeting on the basis of one vote for each share held. On October 13, 2017, there were 136,338,949 shares of Common Stock outstanding and 68,169,475 record holders of the Company’s Common Stock.

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (68,169,475 shares), in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as “present and entitled to vote” for purposes of determining a quorum.

Election of Directors

Five directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. If, for any reason, the directors are not elected at an Annual Meeting, they may be elected at a special meeting of stockholders called for that purpose in the manner provided by the By-Laws of the Company (“By-Laws”).

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee designated by our Board.

Voting Procedures and Votes Required for Election of Directors and Approval of Proposals

Voting of proxies

All proxies solicited by the Company, whether received by means of a proxy card, telephone, or the Internet, will be voted, and where a choice is made with respect to a matter to be voted on, the shares will be voted in accordance with the specifications so made.

Except for broker non-votes (explained below), if a proxy is submitted without indicating that the shares are to be cast (i) FOR all nominees (ii) WITHHOLD for all nominees or (iii) FOR all except specified nominee(s), it will be deemed to grant authority to vote FOR all nominees presented in Part 7 – “Proposals to be voted on” and discussed in Part 2 “Information concerning Directors“ to serve as directors.

Except for broker non-votes, if a Proxy is submitted without indicating voting instructions on Proposal 2 (Say-on-Pay), Proposal 3 (amendment of the Certificate of Incorporation to authorize additional shares of Stock), or Proposal 4  (ratification of independent auditor), it will be deemed to grant authority to vote FOR the Proposal(s) as to which no instruction is given.

Voting of shares held of record, but not beneficially, by brokers and other custodians

Beneficial owners will receive with this Proxy Statement a voting instruction form or other means, as specified by the broker or custodian, to instruct your broker, custodian, or other fiduciary how to vote. Beneficial owners may instruct the broker or custodian or other fiduciaries how to vote the shares through the voting instruction form or other means. If you wish to vote the shares you own beneficially at the meeting, you must request and obtain from your broker or other custodian, and bring to the meeting, a “legal proxy” (a written authorization from the broker or custodian authorizing you to vote at the meeting).

Tabulation of shares present at meeting and votes

Employees of the Company will tabulate the shares present at the meeting and the votes cast. We expect to report the final vote tabulation on a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Vote standard for election of directors; additional nominations

The directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “FOR” votes will be elected to the open positions. The Company’s By-Laws contain advance notice provisions for nominations for director by stockholders. If a stockholder makes a nomination that is not made in accordance with such advance-notice provisions, the nomination may not be voted on at the meeting. As of the date of this proxy statement, the date for stockholder to comply with the advance notice provisions, and thus to be eligible to make a nomination at the meeting, has passed

Broker Non-Votes

If you are the beneficial owner of shares held by a broker or other custodian and you instruct the broker or custodian to vote but choose not to provide instructions as to one or more ballot items, your shares are referred to as “uninstructed shares” as to the ballot items on which you do not provide instructions. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. See table below. If the broker or custodian has discretion, the broker or custodian may vote as it chooses. If the broker or custodian does not have discretion to vote on a proposal, the shares will not be voted on that proposal and are referred to as “broker non-votes.”

Quurum

Shares represented by proxies submitted without instructions or with instructions only on some issues or with withhold or absentions as well as shares represented by broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

Vote required for approval

The following table summarizes the votes required for passage of each proposal, the effect of abstentions on the voting of shares, and the effect of uninstructed shares held by brokers or other custodians on the voting of such shares.

	Votes Required for Approval	Abstentions Is Vote Cast or Not Cast?	Broker Non-Votes Is Vote Cast or Not Cast?

Election of directors	Plurality of shares cast	Vote not cast	Vote not cast

Advisory vote on executive compensation (“Say-on-Pay”)	Majority of shares cast	Vote not cast	Vote not cast

Amendment to the Certificate of Incorporation increasing the number of authorized shares	Majority of outstanding shares	Vote not cast	Broker or custodian may vote using its discretion

Ratification of independent auditor	Majority of shares cast	Vote not cast	Broker or custodian may vote using its discretion

Voting on Other Matters

Under the Company’s By-Laws, if other matters in addition to those listed in the Notice are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board of Directors (the persons named on your proxy card if you are a stockholder of record) will have the discretion to vote the proxies they hold on those matters for you and will follow the instructions of the Board of Directors. However, the Company’s By-Laws contain advance notice provisions for proposals to be made by stockholders. If a stockholder offers a proposal for a vote that is not made in accordance with such advance-notice provisions, the proposal may not be voted on at the meeting. As of the date of this proxy statement, the date for stockholder to comply with the advance notice provisions, and thus to be eligible to make a proposal at the meeting, has passed.

Part 2 Information concerning Directors

Nominees for Director

The Company’s directors are to be elected at each Annual Meeting of Stockholders. The Company’s Certificate of Incorporation provides that the number of directors is to be fixed from time to time by resolution of the Board of Directors, and the Board of Directors has fixed the number at five as of immediately prior to the election of directors at the Annual Meeting. The Board of Directors currently consists of six members.

At this Annual Meeting, five directors are to be elected, and each director to serve until the next Annual Meeting of Stockholders or until such director’s successor is elected and qualified.  The Board of Directors’ nominees for the Board of Directors are:

●	Mario Concha
●	John Levy
●	Robert Betz
7●	Ali Zamani
●	Andre Zeitoun

Information about Nominees

The following table provides the names, ages, positions with the Company, and principal occupations of our current directors who have been nominated for election as a director at the Annual Meeting:

Name	Age	Director Since	Principal Occupation

Mario Concha	77	Chairman since 2016 and director since 2013	President of Mario Concha and Associates

John Levy	62	Vice Chairman since 2016 and Director since 2008	CEO of Board Advisory

Robert Betz	75	Director since 2014	Owner, Personal Care Ingredients

Ali Zamani	37	Director since 2014	Portfolio Manager at Genifor Capital Management

Andre Zeitoun	44	Director since 2009	President and CEO, Applied Minerals, Inc.

All of the nominees are incumbents and their current terms expire at 2017 Annual Meeting.

Information about persons nominated by the Board of Directors for the position of director of the Company is listed below, including brief biographies. Each biographic summary is followed by a brief summary of certain experiences, qualifications, attributes or skills that led the Board to determine that each nominee is qualified to, and should, serve as a director for the Company. General information regarding the nomination process is included under the “Governance and Nominating Committee and Nomination Process” heading.

Mario Concha, Chairman and Director

Mr. Concha is the President of Mario Concha and Associates, LLC, a firm providing consulting services to senior executives and members of boards of directors.   In addition to providing consulting services, he has served as a director of Arclin, Ltd., a manufacturer of specialty resins, and Auro Resources, Corp, a mineral exploration company with holdings in Colombia’s gold region.  Prior to founding Mario Concha and Associates in 2005, Mr. Concha was an officer of Georgia Pacific Corporation and president of its Chemical Division from 1998 to 2005.  Prior to Georgia Pacific, Mr. Concha participated in the formation of GS Industries, a manufacturer of specialty steels for the mining industry, through a leveraged buyout of Armco Inc’s Worldwide Grinding Systems Division.  He then served as President of its International Division from 1992 to 1998.  From 1985 to 1992, Mr. Concha was Vice President-International for Occidental Chemical Corporation.  Prior to Occidental Chemical, he served in several senior management positions at Union Carbide Corporation in the United States and overseas.

Mr. Concha is a graduate of Cornell University with a degree in Chemical Engineering.  He has attended the Advanced Management Program at the University of Virginia's Darden School of Business and the NACD-ISS accredited Director's College at the University of Georgia's Terry College of Business.  He is a member of the National Association of Corporate Directors, the American Chemical Society, and the American Institute of Chemical Engineers.

Key attributes, experience and skills: Mr. Concha has over 40 years experience as a hands-on corporate executive.  He has first-hand industry knowledge, gained from senior executive positions in various industries, including chemicals, plastics, forest products, metals, and mining.  In addition to manufacturing operations, he has had extensive involvement in marketing, sales, and finance.  Mr. Concha also brings corporate governance experience, having served on both public and private company boards.

John F. Levy, Vice Chairman and Director

Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory, a consulting firm that advises public companies in the areas of corporate governance, corporate compliance, financial reporting, and financial strategies. Mr. Levy currently serves on the board of directors of four public companies including Applied Minerals. Mr. Levy has been a director, chairman of the Audit Committee, and a member of the Governance and Nominating Committee, of Washington Prime Group, a Real Estate Investment Trust, since 2016. He has been a director of China Commercial Credit, a publicly held Chinese micro-lender, since 2013. He has been a director and audit committee member of Applied Energetics, Inc. (AERG), a publicly-traded company that specializes in the development and application of high power lasers, high voltage electronics, advanced optical systems, and energy management systems technologies, since 2009. From 2006 to 2013, Mr. Levy was a director and chair of the Audit Committee of Gilman Ciocia, Inc. (GTAX), a publicly traded financial planning and tax preparation firm and served as lead director from 2007 to 2013. From 2010 to 2012, he served as director of Brightpoint, Inc. (CELL), a publicly-traded company that provides supply chain solutions to leading stakeholders in the wireless industry. From 2008 through 2010, he served as a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). From 2006 to 2010, Mr. Levy served as a director and Audit Committee chairman of Take Two Interactive Software, Inc., a public company that is a global developer and publisher of video games best known for the Grand Theft Auto franchise. Mr. Levy served as Interim Chief Financial Officer from 2005 to 2006 for Universal Food & Beverage Company, which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007.  Mr. Levy is a frequent speaker on the roles and responsibilities of Board members and audit committee members. He has authored The 21st Century Director: Ethical and Legal Responsibilities of Board Members; Acquisitions to Grow the Business: Structure, Due Diligence, Financing; Creating the Best Projections You Can: Insights Techniques; and Ethics and Sustainability: A 4-way Path to Success and Finance and Innovation: Reinvent Your Department and Your Company. All courses have been presented to state accounting societies.

Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath, and Grant Thornton. Mr. Levy has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and received his M.B.A. from St. Joseph's University (PA).

Key attributes, experience and skills: Mr. Levy has over 35 years of progressive financial, accounting, and business experience, including having served as Chief Financial Officer of both public and private companies for over 13 years.  Mr. Levy brings to the board expertise in corporate governance and compliance matters along with extensive experience gained from numerous senior executive positions with public companies. Further, Mr. Levy’s service on the boards of directors of public companies in a variety of industries allows him to bring a diverse blend of experiences to the Company’s board.

Robert T. Betz, Director

From 2000 through his retirement in 2002, Mr. Betz was the President of Cognis Corp., the North American division of Cognis GmbH, a $4 billion worldwide supplier of specialty chemicals and nutritional ingredients that was spun off from Henkel AG & Company ("Henkel"). From 1989 through 2000, Mr. Betz held a number of management positions at Henkel, including Executive VP and President of its Emery Group, a leading manufacturer of oleochemicals, and President of its Chemicals Group for North America.

From 1979 through 1989, Mr. Betz worked in a number of manufacturing and operations capacities for the Emery Division of National Distillers and Chemicals Corp., eventually rising to President of the division. Mr. Betz began his career in the specialty chemicals industry by joining Emery Industries in 1963. Between 1963 and 1979 he worked for the company as Market Development Representative, Manager of Corporate Planning, Vice President of Operations - Emery (Canada), Manager of Commercial Development, and General Manager of Business Groups. Emery Industries was sold to National Distillers and Chemicals Corp. in 1979.

Since 2003, Mr. Betz has been the owner of Personal Care Ingredients, LLC, a privately-owned marketer of natural products to the personal care industry. Mr. Betz also serves as a director for Bio-Botanica, a manufacturer of natural extracts.

Mr. Betz holds a B.S. in Chemical Engineering and an M.B.A., both degrees from the University of Cincinnati. He has also attended the Program for Management Development at Harvard University.

Key attributes experience and skills. During Mr. Betz’s career, he has been involved in developing new products or new markets for existing products. Several of these products grew into sizeable businesses. He managed multiple chemical manufacturing facilities and managed a multi-billion dollar polyethylene business. He was responsible for profit and loss for businesses with sales of $900 million. While heading the chemical operations, he was responsible for all aspects of the business: manufacturing, sales, R&D, IT, HS&E, HR, purchasing, engineering, and legal. His career has continuously involved developing, manufacturing, and selling products directed at most of the markets that Applied Minerals is attempting to penetrate. Since his retirement, he served on the boards of three chemical-related, private companies: Plaza Group, Syrgis, and Bio-Botanica.

Ali Zamani, Director

Ali Zamani has served as a Portfolio Manager at Genifor Capital Management since February 2014 and as Chief Investment Officer of the GEF Opportunities Fund, an opportunistic, value-oriented, liquid public markets fund. Prior to Gefinor. Mr. Zamani was a Principal at SLZ Capital Management, a New York-based asset management firm, from July 2012 to December 2013. Prior thereto, he was a Portfolio Manager at Goldman Sachs from 2004 to 2012 where he focused on the energy, materials, utilities, and industrials sectors. From 2002 to 2004, he was a mergers and acquisitions analyst at Dresdner Kleinwort Wasserstein, a boutique New York-based investment bank focused on the energy and utilities sectors.

Mr. Zamani holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, where he graduated magna cum laude.

Key attributes, experience and skills: Mr. Zamani has over 15 years of financial industry experience, including 8 years as a senior investment professional at Goldman Sachs & Co.  Mr. Zamani brings significant capital markets expertise, including extensive mining and industrial sector investing experience.  Additionally, Mr. Zamani brings a unique stockholder/investor perspective to the board having been a major stockholder in numerous similar companies over his career.

Andre M. Zeitoun, Chief Executive Officer, President, Director

Mr. Zeitoun is President and CEO and has served in those positions since January 1, 2009.

Mr. Zeitoun was a Portfolio Manager at SAC Capital/CR Intrinsic Investors from March 2007 through December 2008.  At SAC, he led a team of six professionals and managed a several hundred million dollar investment portfolio focused on companies that required a balance sheet recapitalization and/or operational turnaround.  Many of these investments required Mr. Zeitoun to take an active role in the turnaround process.  From 2003 to 2006, he headed the Special Situations Group at RBC Dain Rauscher as a Senior Vice President and head of the division.  He managed all group matters related to sales, trading, research and the investment of the firm’s proprietary capital.  From 1999 to 2003, Mr. Zeitoun was a Senior Vice President at Solomon Smith Barney.  In this role, Mr. Zeitoun led a Special Situations sales trading research team serving middle market institutions.  Mr. Zeitoun is a graduate of Canisius College.

Key attributes, experience and skills: Mr. Zeitoun has over 15 years experience identifying, allocating capital to, and taking an active role in corporate situations requiring a balance sheet recapitalization and/or operational restructuring.  Since January 2009, Mr. Zeitoun has spearheaded efforts to raise critically needed capital, engage industry-leading consultants to quantify and characterize the Company’s Dragon Mine resource, increase processing capabilities, establish a marketing infrastructure, and lead the marketing effort.   During his time as President and Chief Executive Officer of the Company, Mr. Zeitoun has developed a level of expertise in the area of the commercialization of halloysite and iron oxide applications.

Who originally recommended the Nominees

Mr. Levy was originally recommended for election as director by David, at the time a stockholder but not a director.   Mr. Zeitoun was initially elected a director pursuant to the terms of his agreement to become CEO.  Mr. Concha was originally recommended by Mr. Levy. Mr. Betz was originally recommended by Mr. Concha. Mr. Zamani was originally recommended security holders.

Director Nomination Agreements. The Company has entered into a director nomination agreement (“Samlyn Director Nomination Agreement’) in 2011 in connection with a $10 million investment in the Company with Samlyn Onshore Fund, LP, a Delaware limited partnership, and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (together the “Samlyn Funds”). Subject to the terms and conditions of the Samlyn Director Nomination Agreement, until the occurrence of a Termination Event (as defined in the Samlyn Director Nomination Agreement), the Samlyn Funds jointly have the right to designate one person to be nominated for election to the Board. The Samlyn Funds had exercised the right to designate a person in 2013. The nominee, Bradley Tirpak, served from 2013 until February 2017 when he resigned. The Samlyn Funds have not designated a replacement.

The Company has entered into a director nomination agreement (“2023 Director Nomination Agreement’) in 2017 with the Holders of the 10% PIK Election Convertible Notes Due 2023 (“2023 Holders”).. Subject to the terms and conditions of the 2023 Director Nomination Agreement, until the Company raises $1.5 million in equity, the 2023 Holders have the right to appoint a Board Observer. The 2023 Holders have designated James Berylson as the Board Observer. After the Company raises at least $1.5 million (which has not yet occurred), the 2023 Holders have the right to designate one person to be nominated for election to the Board. Such rights expire upon the occurrence of a Termination Event as defined in the 2023 Director Nomination Agreement’.

Director Compensation for the Year Ended December 31, 2016

The following sets forth compensation to the persons who served as directors in 2016. Mr. Zeitoun receives no fees for service as a director.

Name	Fees Earned or Paid in Cash ($)	Common Stock Awards ($)	Options Awards ($)	Total ($)

John Levy	17,500	- 0 -	38,404	55,904

Robert Betz	15,000	- 0 -	45,942	60,942

Mario Concha	15,000	- 0 -	93,686	108,686

David Taft(1)	8,750	12,500	19,037	40,287

Bradley Tirpak(2)	- 0 -	12,890	30,765	43,655

Ali Zamani	- 0 -	- 0 -	43,382	43,382

Andre Zeitoun	- 0 -	- 0 -	- 0 -	- 0 --

(1)	Mr. Taft has decided not to stand for reelection
(2)	Mr. Tirpak resigned as director in February 2017.
(3)	Mr. Zeitoun is not separately compensated for services as a director.

Director fees for 2016 were as follows: (i) Base Fees: $50,000 per year for being on the Board; $10,000 for Committee Chair (except Operations Committee) or Board Chair; $100,000 for Operations Committee Chair and $25,000 for non-employee director member of the Operations Committee. The fees were initially payable in stock or options. Beginning in June, 2016, fees were paid in options. The Black Scholes value of the options was based on an exercise price that is the higher of $.25 or the market price on the date of grant. (ii) 50,000 shares of restricted stock or the equivalent value in options; and (iii) 50,000 options. If taken in options, the number of options is calculated by dividing the fee by the higher of $.25 or the Black Scholes value at the date of grant.

During 2017 until August 18, 2017, Director fees for 2017 are as follows: (i) Base Fees: $50,000 per year for being on the Board; $10,000 for Committee Chair (except Operations Committee) or Board Chair; $150,000 for Operations Committee Chair and $62,500 for non-employee director member of the Operations Committee and (ii) the value of 50,000 shares in options. The fees were payable in options. The number of options is calculated by dividing the fee by the higher of $.25 or the Black Scholes value at the date of grant. The Black Scholes value of the options is based on an exercise price that is the higher of $.25 or the market price on the date of grant.

On August 18, 2017, the Board granted 7,083,333 options to the members of the Board of Directors (except Mr. Zeitoun) in connection with fees for Board service for the four quarters beginning October 1, 2017. The options will vest quarterly beginning September 30, 2017. The base amount of fees for Board Service is 833,333 options per year or 20,333 per quarter. Additional fees are paid for being the chairman of the committee and chairman of the Board (208,333 options per year or …. per quarter). Additional fees are payable for service on the Operations Committee: (….. options per year or …. per quarter to Mr. Concha, the Chairman of the Operations Committee) and (….. options per year or …. per quarter to Mr. Betz as a member of the Operations Committee). The options are ten-year options with an exercise price of $.06.The options vest at the beginning of each calendar quarter that the person is in the position giving rise to the grant.

The total number of options granted to the directors is as follows: Mr. Betz -- 1,791,667; Mr. Concha: 3,250,000; Mr. Levy -- 1,000,000; Mr. Zamani -- 833,333; Mr. Taft -- 208,333 (Mr. Taft decided not to seek reelection at the Annual Meeting).

The options were granted under the 2017 Incentive Plan, which was adopted on August 18, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the plan.

Board Leadership

Since 2009, the Company has, and has had, separate persons serving in the roles of Chief Executive Officer and Chairman of the Board. The Board believes that separating the Chair from the CEO position facilitates more effective board interaction and improves management accountability.

Mr. Concha, the Board Chair, sets the agenda for and presides at Board meetings and coordinates the Board’s communication with Mr. Zeitoun and the management of the Company. Mr. Concha is fully independent.

Mr. Zeitoun, the Chief Executive Officer, is responsible for, among other things, managing the business and affairs of the Company within the guidelines established by the Board, reporting to the Board of Directors, recommending to the Board strategic directions for the Company’s business, and implementing the strategic, business and, operational plans approved by the Board.

Director Independence

Messrs. Concha, Levy, Betz, and Zamani are deemed to be independent for purposes of the Board under the independence standards of Nasdaq, which the Company uses to determine independence, and under the enhanced independence standards of Section 10A-3 of the Securities Exchange Act. They are also deemed to be outside directors under the standards of Section 162(m) of the Internal Revenue Code. Messrs. Zeitoun and Taft are deemed to be not independent.  Mr. Zeitoun is not independent because he is an employee of the Company.  Mr. Taft is deemed to be not independent because of the size of his beneficial holdings of the Company’s Common Stock.

Risk Oversight

The Board oversees management’s evaluation and planning for risks that the Company faces. Management regularly discusses risk management at its internal meetings and reports to the Board those risks that it thinks are most critical and what it is doing in response to those risks. The Board exercises oversight by reviewing key strategic and financial plans with management at each of its regular quarterly meetings as well as at certain special meetings. The Board’s risk oversight function is coordinated under the leadership of the independent Chair of the Board and the Board believes that this oversight is enhanced by the separation of the role of Chair from CEO.

Code of Ethics

We have adopted a Code of Conduct and Ethics for our Chief Executive Officer and our senior financial officers.  A copy of our Code of Conduct and Ethics is posted on our website at www.appliedminerals.com and can be obtained at no cost, by telephone at (212) 226-4265 or via mail by writing to Applied Minerals, Inc., 55 Washington Street, Brooklyn, NY 11201.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; to provide full, fair, accurate, timely and understandable disclosure in public reports; to comply with applicable laws; to ensure prompt internal reporting of code violations; and to provide accountability for adherence to the Code.

Board and Committee Meetings and Meeting Attendance

There were eleven meetings of the Board of Directors in 2016. In 2016, thee were eight meetings of the Audit Committee, six meetings of the Compensation Committee, five meetings of the Governance and Nominating Committee and four meetings of the Health, Safety, and Environment Committee.. Every director attended all board meetings and also attended all meetings of committees of which that director was a member.

It is the policy of the Board that all Board members attend the Annual Meeting of stockholders, if possible. All members of the Board, except Mr. Taft, who is not standing for reelection, are expected to attend the 2017 Annual Meeting.  All directors attended the 2016 Annual Meeting.

Committees of the Board

The following table indicates the Committees of the Board, membership on the committees, and chairs of the committees.

	Audit Committee		Compensation Committee		Governance and Nominating Committee		Health, Safety & Environment Committee		Operations Committee
Mario Concha	X
John Levy			X	*	X		X		X	*
Robert Betz	X	*	X		X	*	X	*	X
Ali Zamani	X						X
Andre Zeitoun							X		X

This symbol -- * -- indicates chairman of the Committee

The charters of the Committees are available on the Company’s website, www.appliedminerals.com.

The Audit Committee satisfies the definition of Audit Committee in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Zamani is an Audit Committee Financial Expert as this term is defined in the rules of the Securities and Exchange Commission.

Audit Committee Report

In the discharge of its responsibilities, the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2016 included in the Annual Report of Form 10-K for the year ended December 31, 2016;

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standards AU Section 380 – The Auditor’s Communication with those charged with Governance as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

Based on the review and discussions referred to in three preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee (as of the time the Audit Committee Report was made)

Ali Zamani, Chairman

Mario Concha

Robert Betz

Governance and Nominating Committee and Nomination Process.

The Governance and Nominating Committee does not have a set process for identifying and evaluating nominees for director and does not have any specific minimum requirements that must be met by any committee-recommended nominee for a position on the Board of Directors. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today's business environment; understanding of the Company's business; educational and professional background; and personal accomplishment.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best promote the success of the Company's business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director's past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

The Board does not have a policy relating to diversity in connection with the identification or selection of nominees and has not considered the issue.

The Board will consider director candidates recommended by any stockholder.  In evaluating candidates recommended by our stockholders, the Board of Directors has no set process for evaluating nominees, and the criteria would include the ones set forth above that are applied to nominees nominated by the Board. Any stockholder recommendations for director nominees proposed for consideration by the Board should include the candidate's name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate's willingness to serve, if elected, and evidence of the stockholder's ownership of Company Common Stock and should be addressed in writing to the Chairman, Applied Minerals, Inc., 55 Washington Street, Suite 301 Brooklyn, NY 11201.

There have been no changes in the procedures by which stockholders may recommend candidates for director.

The Governance and Nominating Committee has a charter and it is posted on the Company's website.

Samlyn Funds -- Rights to Nominate Directors

In connection with their investment of $10 million in 2011, Samlyn Onshore Fund, LP, a Delaware limited partnership, and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (collectively, the “Samlyn Entities”) were granted the joint right to designate one person (the “Initial Nominee”) to be nominated for election to the Board and the Board of Directors must use commercially reasonable efforts to cause the election or appointment, as the case may be, of such nominee as a director of the Company.

If any nominee is jointly designated by the Samlyn Entities at a time (A) at which such nominee cannot be included in the proxy statement prepared by management of the Company in connection with the soliciting of proxies for a meeting of the stockholders of the Company called with respect to the election of directors or (B) after which a meeting of the stockholders has been held with respect to the election of directors collectively, the “Interim Period”) or (ii) is nominated for election to the Board but not elected by the stockholders of the Company for any reason whatsoever, the Board shall increase the number of members serving on the Board by one and the Samlyn Entities shall be entitled to promptly designate a nominee, who shall be appointed by the Board to fill the additional member position promptly.

If the Samlyn Entities, together with their respective affiliates, cease to beneficially own at least 9,700,000 shares of Common Stock, the rights of the Samlyn Entities described above shall terminate automatically (the “Termination Event”). As promptly as practicable following the Termination Event, at the request of the Board, the Samlyn Nominees shall cause such Nominee to execute and deliver a letter of resignation to the Company, which resignation shall be effective immediately with respect to the Company and, if applicable, any subsidiary of the Company for which such Nominee serves as a director, manager or other similar position.

The Samlyn Entities exercised their right to nominate a director, nominating Bradley Tirpak, who was elected a director in March, 2015. Mr. Tirpak resigned in February 2017. The Samlyn Entities have not exercised their rights since Mr. Tirpak’s resignation

Observer/Director Agreement with Series 2023 Noteholders

In August, 2013, the Company sold $10.5 million of 10% PIK Election Convertible Notes due 2023 (“2023 Notes”).  In connection with such sale, the Company agreed to cause two independent directors to be appointed to its Board of Directors. The appointment of Messrs. Concha and Betz satisfied the requirements to appoint independent directors. The holders of the 2023 Notes did not nominate and had no input into the Board’s decision to appoint Messrs. Concha or Betz to the Board.

The Company has entered into a observer/director nomination agreement (“2023 Observr/Director Nomination Agreement’) in 2017 with the Holders of the 10% PIK Election Convertible Notes Due 2023 (“2023 Holders”). Subject to the terms and conditions of the 2023 Observer/Director Nomination Agreement, until the Company raises $1.5 million in equity after April 19, 2017, the 2023 Holders have the right to appoint a Board Observer. The 2023 Holders have designated James Berylson as the Board Observer. After the Company raises at least $1.5 million (which has not yet occurred), the 2023 Holders have the right to designate one person to be nominated for election to the Board. If any nominee (i) is designated by the at a time (A) at which such nominee cannot be included in the proxy statement prepared by management of the Company in connection with the soliciting of proxies for a meeting of the stockholders of the Company called with respect to the election of Directors or (B) after which a meeting of the stockholders has been held with respect to the election of Directors or (ii) is nominated for election to the Board but not elected by the stockholders of the Company for any reason whatsoever (including, without limitation, such Nominee’s death, disability, disqualification or withdrawal as a nominee), the Board shall increase the number of members serving on the Board by one, if appropriate, and the noteholders shall be entitled to promptly designate a nominee by written notice to the Company, who shall be appointed by the Board to fill such additional member position promptly. Such rights expire upon the occurrence of a Termination Event as defined. A Termination Event occurs if the holders of Series 2023 Notes, together with their respective Affiliates, cease to Beneficially Own at least 80 per cent of the Series 2023 Notes that have been issued in the aggregate, whether as a result of dilution, transfer, conversion, or otherwise.

Compensation Committee

The Compensation Committee is required to meet at least twice a year.  The Committee charter states that the Committee will have the resources and authority necessary to discharge its duties and responsibilities and the Committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons.

The principal responsibilities of the Compensation Committee are as follows:

1.	Board Compensation. Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments.

2.	Chief Executive Officer Compensation.
a.	Conduct an annual CEO evaluation.
b.	Assist the Board in establishing CEO annual goals and objectives, if appropriate.
c.	Recommend CEO compensation to the other independent members of the Board for approval.
(The CEO may not be present during deliberations or voting concerning the CEO's compensation.)

3.	Other Executive Officer Compensation.
a.	Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary and incentive compensation, for the executive officers.
b.

Review the structure and competitiveness of the Company’s executive officer compensation programs considering the following factors: (i) the attraction and retention of executive officers; (ii) the motivation of executive officers to achieve the Company’s business objectives; and (iii) the alignment of the interests of executive officers with the long-term interests of the Company’s stockholders.

c.	Review and approve compensation arrangements for new executive officers and termination arrangements for executive officers.

4.	General Compensation Oversight. Monitor and evaluate matters relating to the compensation and benefits structure of the Company as the Committee deems appropriate, including:
a.	Provide guidance to management on significant issues affecting compensation philosophy or policy.
b.	Provide input to management on whether compensation arrangements for Company executives incentivize unnecessary and excessive risk taking.
c.	Review and approve policies regarding CEO and other executive officer compensation.

5.	Equity and Other Benefit Plan Oversight.
a.

Serve as the committee established to administer the Company’s equity-based and employee benefit plans and perform the duties of the committee under those plans. The Compensation Committee may delegate those responsibilities to senior management as it deems appropriate as limited by the plans.

b.	Appoint and remove plan administrators for the Company’s retirement plans for the Company’s employees and perform other duties that the Board may have with respect to the Company’s retirement plans.

6.	Compensation Consultant Oversight.
a.

Retain and terminate compensation consultants that advise the Committee, as it deems appropriate, including approval of the consultants’ fees and other retention terms and ensure that the compensation consultant retained by the Committee is independent of the Company.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the committee. The Committee may delegate to the Chief Executive Officer authority to make grants of equity-based compensation in the form of rights or options to eligible officers and employees who are not executive officers, such authority including the power to (i) designate officers and employees of the Company or any of its subsidiaries to be recipients of such rights or options created by the Company, and (ii) determine the number of such rights or options to be received by such officers and employees; provided, however, that the resolution so authorizing the Chief Executive Officer shall specify the total number of rights or options the Chief Executive Officer may so award.  If such authority is delegated, the Chief Executive Officer shall regularly report to the Committee grants so made. The Committee may revoke any delegation of authority at any time.  The Compensation Committee has not delegated any authority to the Chief Executive Officer.

For purposes of determining CEO compensation for 2014, 2015, 2016, the Compensation Committee engaged a compensation consultant, Compensation Resources Inc., to conduct studies of the competitive levels of compensation for comparable positions among similar publicly-traded companies. The Compensation Committee did not use a compensation consultant in connection with 2017 CEO compensation.

A copy of the compensation committee charter is available at www.appliedminerals.com.

Compensation of Policies and Practices as They Relate To Risk Management

The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company as they relate to risk management practices and risk-taking incentives

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (Messrs. Concha, Betz, Levy) are or were officers or employees of the Company and none (and none of the members of their immediate families) had in 2016 and 2017 any relationships of the type described in Item 404 of Regulation S-K. There have not been any no interlocking relationships of the type described in Item 407(e)(4)(iii) of Regulation S-K. Mr. Zeitoun participated in deliberations of the Board of Directors concerning executive officer compensation other than his own.

Stockholder Communications to the Board of Directors

Stockholders may communicate with the Board of Directors by sending an email or a letter to Applied Minerals, Inc. Board of Directors, c/o President, 55 Washington Street, Brooklyn, New York 11201.  The President will receive the correspondence and forward it to the individual director or directors to whom the communication is directed or to all directors if not directed to one or more specifically.

Part 3 Information concerning Executive Officers and Their Compensation

Named Executive Officers

The Named Executive Officers of the Company are :

Name	Age	Position

Andre Zeitoun	44	President, CEO, Director

Christopher Carney	47	Chief Financial Officer; Vice President, Business Development

William Gleeson	74	General Counsel and Secretary

Andre Zeitoun   Biographical information about Mr. Zeitoun appears above under “Information about Directors”

Christopher T. Carney   From February 2009 through May 2012, Mr. Carney was the Interim Chief Financial Officer of the Company. From May 2012 through August 2015, Mr. Carney was a VP of Business Development for the Company. Mr. Carney was appointed Chief Financial Officer of the Company in August 2015 when previous Chief Financial Officer resigned. He retained his position as Vice President of Business Development. From March 2007 until December 2008, Mr. Carney was an analyst at SAC Capital/CR Intrinsic Investors, LLC, a hedge fund, where he evaluated the debt and equity securities of companies undergoing financial restructurings and/or operational turnarounds. From March 2004 until October 2006, Mr. Carney was a distressed debt and special situations analyst for RBC Dain Rauscher Inc., a registered broker-dealer. Mr. Carney graduated with a BA in Computer Science from Lehman College and an MBA in Finance from Tulane University.

William Gleeson.  Mr. Gleeson was appointed General Counsel and Secretary in September, 2011.  Prior thereto he was a partner in the law firm K&L Gates LLP for more than five-years, specializing in securities, corporate, and M&A law.

All officers serve at the pleasure of the Board.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Cash Bonus ($)		Option Award ($) (1)		Total ($)
Andre M. Zeitoun	2016	350,000		150,000	(2)	0	(3)	500,000
	2015	600,000		299,000	(4)	50,000	(4)	949,000
	2014	600,000		400,000	(5)	--		1,000,000

Christopher Carney (6) (8)	2016	181,250	(7)	- 0 -		0	(8)	181,250
	2015	200,000		37,500	(9)	54,062	(9) (10)	291,562
	2014	200,000		- 0 -		31,055		231,055

William Gleeson (5) (8)	2016	250,000		- 0 -		0	(8)	250,000
	2015	300,000		37,500	(9)	37,500	(9)	375,000
	2014	300,000		- 0 -		270,486	(11)	545,486

(1)

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 10 to the Notes to Consolidated Financial Statements found in Item 8, Part II of the Company’s 10-K. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the amount that will be recognized as income by the Named Executive Officers o the amount that will be recognized as a tax deduction by the Company, if any, upon exercise. The options awards were valued using the Black Scholes Option Valuation Model.

(2)	Mr. Zeitoun’s revenue-related bonus for 2016 was 4% of the first $4 million in revenues up to a bonus of $150,000.

(3)

Mr. Zeitoun’s 2016 bonus was based on the achievement of personal goals. No determination was made when the performance goals were established as to the probability that the goals would be achieved. The bonus arrangement provided for a maximum bonus of $100,000 for achievement of personal goals payable in stock options. The Board has not made a determination as to such bonus.

(4)

Mr. Zeitoun's 2015 potential bonus arrangement, as determined in February, 2015, was as follows: the total amount of the possible bonus compensation to Mr. Zeitoun would be $500,000; $200,000 would be based on personal performance metrics; $300,000 would be based on revenue goals. Revenues could include the amount of firm commitment and take-and-pay arrangements. The last $100,000 based on revenue goals would be payable in stock or options. If revenues were below $2 million, no revenue-based bonus would be paid; if between $2 million and $2,999,999, $100,000 in cash would be paid; if between $3 and $3,999,999, a total of $150,000 in cash would be paid; if between $4 million and $4,999,999, a total of $200,000 in cash would be paid; if $5 million or more, a total of $200,000 in cash and $100,000 in stock options would be paid. No determination was made when the performance goals were established as to the probability that the goals would be achieved. Revenues for 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded $5 million. The amount of the 2015 bonus was determined in 2016 by negotiation between the Board and Mr. Zeitoun.

(5)

Mr. Zeitoun’s 2014 bonus was based on full achievement of goals specified by the Board of Directors. No determination was made when the performance goals were established as to the probability that the goals would be achieved.

(6)

Mr. Carney has served as Vice President Business Development since 2011. In 2015, he was appointed Chief Financial Officer while retaining his position as Vice President Business Development. His compensation did not change upon being appointed CFO.

(7)

Mr. Carney's 2016 salary was at the rate of $200,000 per year for first 7.5 months of 2016 and was at the rate of $150,000 for the final 4.5 months. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 1, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

(8)

The 2016 bonus arrangements for each of Messrs. Carney and Gleeson were based on the achievement of personal goals. No determination was made when the performance goals were established as to the probability that the goals would be achieved. The bonus arrangement provided for a maximum bonus of $25,000 for achievement of personal goals payable in stock options. The Board has not made a determination as to such bonus.

(9)

The 2015 potential bonus arrangement for each Messrs. Carney and Gleeson, as determined in February, 2015, was as follows: the total amount of the possible bonus compensation would be $100,000; $25,000 would be based on personal performance metrics; $75,000 would be based on revenue goals. Revenues could include the amount of firm commitment and take-and-pay arrangements. If revenues exceeded f $5 million or more, a total of $75,000 No determination was made when the performance goals were established as to the probability that the goals would be achieved. Revenues for 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded $5 million. In January, 2016, the Board determined that although all of the goals we satisfied, the total bonus to be paid to each of Messrs. Carney and Gleeson was $75,000 and up to $37,500 would be paid in cash and the remainder would be paid in options. In March, 2016, Messrs. Carney and Gleeson elected to receive $37,500 of his 2015 bonus in cash and the remaining $37,500 of value in options to purchase Common Stock of the Company. These options provide the right to purchase 248,344 shares of Common Stock of the Company at a price of $0.24 per share over a five-year period.

(10)

During February 2015, Mr. Carney was granted options to purchase 50,000 shares of Common Stock of the Company. The fair value of the options at the time of grant was $16,562. They were granted to Mr. Carney for his performance as VP of Business Development during 2014 but were not part of a pre-defined bonus arrangement. In June, 2014, Mr. Carney was granted options to purchase 75,000 shares of Common Stock of the Company. The fair value of the options at the time of grant was $31,055. They were granted to Mr. Carney for his performance as VP of Business Development during 2013 but were not part of a pre-defined bonus arrangement.

(11)

In June 2014, Mr. Gleeson was granted options to purchase 600,000 shares of Common Stock of the Company. The fair value of the options at the time of grant was $270,486. They were granted to Mr. Gleeson for his performance as General Counsel.

Mr. Zeitoun’s 2017 compensation is as follows: salary -- $350,000; cash receipts bonus -- 4% of monthly gross cash receipts, up to a maximum bonus of $150,000; revenue bonus -- $100,000 if GAAP revenue exceeds $6 million; cash flow bonus -- $100,000 if the Company is cash flow positive for 2017. Mr. Carney’s 2017 compensation is as follows: salary -- $150,000 per annum until August 15, 2017 and $200,000 thereafter; revenue bonus -- $25,000 if GAAP revenue exceeds $6 million;; cash flow bonus -- $25,000 if the Company is cash flow positive for 2017. Mr. Gleeson’s 2017 compensation is as follows: salary -- $250,000; revenue bonus -- $25,000 if GAAP revenue exceeds $6 million;; cash flow bonus -- $25,000 if the Company is cash flow positive for 2017. On August 18, 2017, options were granted to Named Executive officers as follows: Andre Zeitoun: 12,910,772 options; Christopher Carney: 4,780,550 options; William Gleeson: 3,749,439 options. The options are ten-year options and the exercise price is $0.06. Vesting conditions are as follows: 25% of the options will vest upon the closing of the sale of an aggregate of $600,000 of units (consisting of a share of Common Stock and a warrant to buy .25 of a share of Common Stock) at $.04 per unit; 25% of the options will vest upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of minerals rights or entering into options or other agreements relating mineral rights; 25% of the options will vest when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. One of the agreements may be a back-up or standby arrangement; 8.3% of the options if EBITDA is positive over a period of twelve months; 8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months; and 8.4% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. The vesting under the first three conditions is not sequential and the vesting under fourth and fifth or under the fourth, fifth, and sixth, or the fifth and sixth can occur simultaneously. EBITDA is defined as operating income plus depreciation and amoritzation expense plus non-cash expense plus any unusual, one-time expense incurred during the period. The options were granted under the 2017 Incentive Plan, which was adopted on August 18, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the plan.

Pensions

The Company does not have any pension plan or any nonqualified defined contribution or any nonqualified deferred compensation plans.

Potential Payments on Termination or Change in Control

In accordance with SEC rules, the following statements are based on the assumption that the triggering event took place on December 31, 2016.

In the event Mr. Zeitoun was terminated without Cause or terminated for Good Reason, he would receive, in addition to the accrued obligations, (i) six months of base salary ($175,000), (ii) one-half of bonus amounts not yet earned, and (ii) an amount equal to six months of COBRA payments. For 2016, Mr. Zeitoun's was eligible to receive a revenue-related bonus of up to $150,000 and a performance bonus of up to $500,000 ($400,000 if the Company was cash flow positive and up to $100,000 for personal goals).

Mr. Carney. In the event Mr. Carney was terminated by the Company without Cause or he terminated his employment for Good Reason, he would receive (i) not less than two months of his base salary and (ii) continuation of benefits on the same terms as in effect immediately prior to the date of termination for a period of two months. Mr. Carney's base salary was $200,000.

Mr. Gleeson. In the event Mr. Gleeson terminated by the Company without Cause or he terminates his employment for Good Reason, he shall receive (i) not less than two months of his base salary and (ii) continuation of benefits (including his family) on the same terms as in effect immediately prior to the date of termination for a period of two months. Mr. Gleeson's base salary was $250,000.

Grants of Plan-Based Awards

The following table lists the plan-based awards granted to Named Executive Officers in 2016. All were granted under the 2016 Long-Term Incentive Plan.

Name	Grant date	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards ($)

Andre Zeitoun	05-11-16	321,123 (1)	0.24	24,726
Christopher Carney (2)	05-11-16	248,344 (1)	0.24	19,122
	07-06-16	500,000 (2)	0.16	36,000
William Gleeson (2)	05-11-16	248,344 (1)	0.24	19,122

(1)	Granted as bonuses for achievement of personal performance goals in 2015
(2)

Mr. Carney's 2016 salary was at the rate of $200,000 per year for first 7.5 months of 2016 and was at the rate of $150,000 for the final 4.5 months. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 14, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

Outstanding Equity Awards at December 31, 2016

The following table provides information on the holdings as of December 31, 2016 of stock options granted to the Named Executive Officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Andre Zeitoun	01-01-09	3,949,966	--	--	$0.70	01-01-19
	02-08-11	1,742,792	--	--	$0.83	01-01-22
	11-20-12	1,742,792	--	--	$1.66	01-01-23
	05-11-16	321,123	--	--	$0.24	05-11-21
Christopher T. Carney	01-01-09	1,316,655	--	--	$0.70	01-01-19
	02-08-11	580,930	--	--	$0.83	01-01-22
	11-20-12	580,931	--	--	$1.66	01-01-23
	06-10-14	75,000	--	--	$0.84	06-10-24
	02-05-15	16,665	33,335	--	$0.68	02-05-25
	05-11-16	248,344	--	--	$0.24	05-11-21
	07-06-16	500,000	333,333	--	$0.16	08-15-19
William Gleeson	08-18-11	900,000	--	--	$1.90	08-18-21
	11-20-12	72,406	--	--	$1.66	11-20-22
	06-10-14	316,667	83,333	--	$0.84	06-10-24
	05-11-16	248,344	--	--	$0.24	05-11-21

Beginning November 20, 2012 until May 11, 2016 , all awards were made under the Company's Long Term Incentive Plan approved by stockholders on November 20, 2012. Thereafter, awards were made under the 2016 Long-Term Incentive Plan, which was not approved by stockholders.

Options Exercised and Stock Vested

None of the Named Executive Officers exercised any options, SARs or similar instruments in 2015 and none had any stock awards, vested or unvested.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There are no nonqualified defined contribution and nonqualified deferred compensation plans for Named Executive Officers.

Review, approval or ratification of transactions with related persons.

Our Board of Directors reviews any transaction, except for ordinary business travel and entertainment, involving the Company and a related party before the transaction or upon any significant change in the transaction or relationship. For these purposes, the term "related-party transaction" includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

Transactions with Related Persons

In 2016, the Company made a private placement of units consisting of Common Stock and warrants. The price of a unit was $0.15, with $.12 being allocated to Common stock and $.03 to a warrant. Three and one-third warrants are exercisable for a full share of Common Stock at an exercise price of $.25. Messrs. Levy and Betz each purchased $50,000 of units and IBS Turnaround Fund (QP) (a LTD Partnership), which is managed by IBS Capital, whose president is Davis Taft, purchased $200,000 of units.

Eric Basroon, Mr. Zeitoun’s brother-in-law, is currently employed by the Company and during 2016 he received a cash salary of $180,000 plus $20,000 of Common Stock to be issued at various times during the year upon Mr. Basroon’s request. On March 10, 2016, Mr. Basroon received a bonus consisting of (i) $37,500 in cash and (ii) options to purchase 248,344 shares of Common Stock of the Company at $0.24 per share, which had a Black-Scholes value of $37,500. The bonus granted to Mr. Basroon was for achieving his performance goals during 2015. Mr. Basroon’s 2017 salary is $200,000 and he is eligible for a bonus of up to $50,000 based on the Company’s financial performance

Equity Compensation Plans

In 2012, the shareholders of the Company approved the adoption of the Applied Minerals, Inc. 2012 Long-Term Incentive Plan (“2012 LTIP”) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m). Under the 2012 LTIP, 8,900,000 shares are authorized for issuance or used as reference purposes.

Prior to the adoption of the 2012 LTIP, stock options were granted under individual arrangements between the Company and the grantees and approved by the Board of Directors without approval of the shareholders.

In May, 2016, the Board of Directors has adopted without shareholder approval the 2016 Long Term Incentive Plan (“2016 LTIP”). The aggregate number of shares of Common Stock that may be issued or used for reference purposes with respect to which awards may be granted under the 2016 LTIP could not exceed 2,000,000. The 2016 Plan was depleted and certain grants in 2016 were made under individual plans.

In December 2016, the shareholders of the Company approved the adoption of the Applied Minerals, Inc. 2016 Incentive Plan (“2016 Incentive Plan”) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m). Under the LTIP, 15,000,000 shares are authorized for issuance or used as reference purposes. The CEO, the CFO, Named Executive Officers, and directors, among others, are eligible to participate in the LTIP.

Each of the 2012 LTIP, 2016 LTIP, and the 2016 Inventive Plan allowed for the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance shares, performance units or other stock-based award and provided for awards that may be issued to employees (including the CEO, the CFO, Named Executive Officers), consultants and non-employee directors.

Equity Compensation Information

As of December 31, 2016

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	8,814,549 (1)		$0.94	24,171
Equity compensation plans not approved by security holders	12,924,270	(2)	$0.83	NA
Total	21,738,819		$0.87

(1)	Includes grants under 2012 LTIP and the 2016 LTIP.
(2)

Includes grants prior to 2012 LTIP.

Options to purchase Common Stock were issued under individual compensation plans prior to the adoption of the 2012 LTIP as follows: (a) 9,487,930 options were granted to Material Advisors LLC, the entity that provided management personnel to the Company from 2009 to 2013. Mr. Zeitoun was allocated 60% of the options and the other members of Material Advisors LLC, Christopher Carney and Eric Basroon (Mr. Zeitoun’s brother-in-law and Vice President of Business Development), were allocated 20% each. 6,583,277 options have an exercise price of $.70 per share, vested over three years from 2009-2011, and have a ten-year term. 2,904,653 have an exercise price of $.83 per share, vested over one year in 2012, and have a ten-year term; (b) 400,481 options were granted to directors in four grants during 2011 and 2012 with exercise prices ranging from $.83 per share to $1.24 per share. The options had vesting periods of one year and have five-year terms. (c) 650,000 options were granted in two grants to a now-former director during 2008 and 2009 in his capacity as an employee and a consultant. The exercise price was $.70 per share, the options vested immediately and have a ten-year term; (d) 1,622,769 options were granted to employees and consultants in five grants during 2011 and 2012. The exercise prices range from $.78 per share to $2.00 per share, vesting periods ranged from one to three years, and the terms are five or ten years; and (e) 461,340 options were granted to an investment bank in April of 2011 for financial advisory services provided to the Company. The exercise price of the options was $1.15 per share, it vested immediately and has a term of ten years. All of the foregoing options had an exercise price at or above the market price of the Common Stock on the date of grant.

On May 11, 2016, the Company granted 2,223,655 nonqualified options to four employees and four directors with an exercise price of $0.25 per share. The options vested immediately and expire five years after the date of grant.

On July 6, 2016, the Company granted 500,000 nonqualified options to an officer with an exercise price of $0.16 per share. The options vested ratably over a 12-month period beginning August 15, 2016 and expire in three years.

On August 1, 2016, the Company granted 350,000 nonqualified options to two directors with an exercise price of $0.25 per share. The options vested immediately and expire 10 years after the grant date.

Part 4

Compensation Discussion and Analysis

Objectives and Strategy

The Company’s objectives are to develop a range of commercial applications for its halloysite clay-based and iron oxide-based products and to market those applications to industries seeking enhanced product functionality and to market its iron oxides for pigment and other uses. We believe the successful marketing of such applications will generate material profits for the Company, which, in turn, will create significant value for its stockholders. To realize this objective, the Company must attract and retain individuals, including our Named Executive Officers (“Named Executive Officers” or “NEOs”) (Messrs. Zeitoun, Carney and Gleeson), who possess the skill sets and experience needed to effectively develop and implement the business strategies and corporate governance infrastructure necessary to achieve commercial success.

Accordingly, compensation for the Named Executive Officers is designed to:

●	Attract, motivate, and retain qualified Named Executive Officers;
●	Incentivize the Named Executive Officers to lead the Company to profitable operations and to increase stockholder value;
●

Assure that over time a significant part of NEO compensation is linked to the Company’s long-term stock price performance, which aligns the Named Executive Officers’ financial interests with those of the Company’s stockholders

●	Motivate the Named Executive Officers to develop long-term careers at the Company and contribute to its future prospects; and
●	Permit the Named Executive Officers to remain focused on the development of the Company’s business in the midst of actual or potential change-in-control transactions.

The Company does not have a policy concerning minimum ownership or hedging by officers of Company securities.

Compensation of Mr. Zeitoun

Mr. Zeitoun has been president and CEO of the Company since 2009.

2014 Compensation

Compensation Consultant. In November, 2013, the Compensation Committee retained Compensation Resources, Inc. (“CRI”), a compensation consultant located in Upper Saddle River, New Jersey, as a compensation consultant regarding the 2014 compensation of Mr. Zeitoun.

Interactions of CRI with the Compensation Committee and the Board. Representatives of CRI attended meetings of the Board and/or the Compensation Committee in December, 2013 and February and March, 2014, met (telephonically or in person) with members of the Compensation Committee on four occasions, met with Mr. Zeitoun twice, and met with the Company’s General Counsel (in his capacity of as agent for the Compensation Committee in due diligence matters) four times.

Summary of CRI’s Report to the Compensation Committee. CRI’s “Executive Compensation Study: Report of Findings” was delivered to the Compensation Committee and the Board in March, 2014. Below is a summary of the report.

While the company has previously been identified as a mining company, its operations are much more diversified than what would be considered as typical mining activities. The Company engages in significant research and development activities that are aimed at producing uses for its products with broader applications and thus considers itself more of a specialty chemical company rather than a traditional mining company. Based on the nature of the halloysite clay and its "exclusivity," the Company believes itself more closely aligned with the pharmaceutical industry, which itself has significant research and development activities associated with the development and marketing of proprietary pharmaceuticals. Given that the nature of the Company's business, and the talent needed to expand the business and make it successful, extends into various industry sectors. CRI considered the nature of the Company’s operations in the identification of a relevant peer group for purposes of executive compensation benchmarking.

The process of selecting a group of related peers was based on the nature of the Company’s operations and future strategic direction. The selection was based on the following parameters:

Industry - Comparable industry sectors, from a business perspective, as well as other industries that cultivate a similar level of talent and ability, we used to conduct the analysis. CRI identified comparable companies within the following industry sectors: specialty chemical manufacturing; biotech and pharmaceuticals; software; mining; and environmental/sustainable.

Geographic location - Based on national averages, but in this case, however, CRI applied a geographic differential to the peer data to account for differences in the cost of living between the geographic locations of the peer companies and that of Applied Minerals, which is located in an area with a high cost of living (New York City);

Market Cap - Guidelines set forth by ISS indicate that the generally accepted approach is to identify companies that are approximately 0.2x to 5.0x of the Market Cap of the target company being analyzed. CRI utilized Applied Minerals' Market Cap of approximately $100 million; this would place the Market Cap range of peer companies between $20 million and $500 million. Market Cap, rather than revenue, was utilized as the financial metric for peer selection, as the Company is considered more of a startup with very limited revenue. CRI reviewed the list of peer group companies with the Compensation Committee, the CEO, and the General Counsel, and the list was further refined to reflect more closely a group of companies that would be considered competitors for similar talent.

The peer group consisted of the following companies: Accelrys Inc., American Pacific Corp., Amyris, Inc. Amicus Therapeutics Inc., Authentidate Holding Corp., Biodelivery Sciences, Cytokinetics Inc. International Inc., Energy Recovery, Inc., General Moly Inc., Hemispherx Biopharma Inc., Kior Inc., Metabolix Inc., Pmfg Inc., Pozen Inc., Simulations Plus Inc., Streamline Health Solutions Inc., U S Lime & Minerals, and United-Guardian Inc.

This compensation study analyzed the position of CEO of the Company, comparing it against other top executives within the identified peer marketplace. Based on the discussion of peer selection above, CRI concluded that the larger context of Mr. Zeitoun's responsibilities, based on his knowledge and ability to translate his ideas into creative uses for the Company's products, validated the use of a broader industry view of competitive compensation. CRI found that (I) Mr. Zeitoun's commitment to the Company's success was evidenced through his ability to gain financing for the Company through his personal connections, which enabled him to secure $10 million of capital in 2013 and (ii) Mr. Zeitoun also had become totally conversant in the chemical properties of the clay and its potential commercial applications, and realized the value of its iron oxide deposits and thus developed a new business for this product over the prior two years. CRI indicated that the Company was then at a transition point, where its operations had to move from "process" to "results"; therefore, the CEO's compensation package needed to be structure in a way that recognized the competitive marketplace, with sufficient financial motivation to reward the CEO to move forward with the Company's strategic direction.

CRI presented its findings with respect to the competitive marketplace for the components of Base Salary and Total Cash Compensation (Base Salary and Annual Bonus/Incentive), along with the value of Total Direct Compensation (Total Cash Compensation, the value of equity, and any other compensation). It said that compensation theory suggests that a Market Range of Compensation around the Market Consensus, rather than a fixed number, is appropriate. CRI said that typically, the Market Range of Base Salary is conservatively considered to be ±10% of the Market Consensus, while the range for Total Cash Compensation varies by ±20% of the Market Consensus, while the range for Total Direct Compensation is wider and usually varies by ±25% of the Market Consensus. Therefore, CRI’s comparative analysis of actual compensation to the marketplace was based on the identified Market Range for the indicated component.

For Mr. Zeitoun's actual compensation, CRI represented the following figures: Base Salary of $600,000, equivalent to his 2013 fixed compensation; Total Cash Compensation which includes Base Salary of $600,000 plus an annual target incentive opportunity of 100% of Base Salary, or $600,000, for a total of $1,200,000; and Total Direct Compensation, which typically includes Base Salary and Total Cash Compensation, plus the three year average of equity compensation, in order to conduct a preliminary comparative analysis with the market findings. However, the Compensation Committee indicated to CRI that (i) the most recent equity grant was specifically provided to Mr. Zeitoun as a one-time award, with the clear understanding that future at-risk compensation will be in the form of short-term incentives; (ii) the short-term incentive opportunity is intended to drive performance towards the Company's most immediate goals of revenue generation and is commensurate with the Compensation Committee's short-term incentive target and (iii) over the next two to three years, it is anticipated that additional equity will not be provided; therefore, CRI’s analysis did not include or provide for any long-term compensation. In this connection, it was noted that the beneficial stock ownership for the majority of the CEO among the peer companies ranged between 1.10% and 6.80% (excluding the outliers which are 13.7% to 38.03%). Mr. Zeitoun's beneficial ownership is 8.6%.

CRI noted that at market average (50% percentile) without equity compensation, Mr. Zeitoun’s represented Base Salary and Total Cash Compensation were above the Market Range and the Total Direct Compensation was within the Market Range, but that at the 75% percentile without equity compensation, Mr. Zeitoun’s represented Base Salary and Total Cash Compensation were within the Market Range and the Total Direct Compensation was below the Market Range.

CRI noted that the methodology used to conduct the competitive market analysis was based on the typical duties and responsibilities associated with the top executive position within the competitive marketplace, and the comparative analysis did not take into consideration the incumbent or any factors relating to that incumbent. CRI noted, however, that it was at the Compensation Committee's discretion to consider Mr. Zeitoun in determining whether his value to the Company was considerable and therefore would justify a higher level of compensation as compared to the marketplace. CRI said that in some cases, a premium can be applied to the market findings to reflect on the incumbent's knowledge, expertise, and contributions (both past and anticipated in the future), and therefore would reflect on a higher percentile positioning due to these factors. CRI noted that in discussions with the Compensation Committee, the Committee believed that it had a significant level of confidence in Mr. Zeitoun's abilities to drive the Company. CRI noted that based on multiple in-depth discussions with the Compensation Committee and their strong belief that Mr. Zeitoun is a crucial and extremely valuable asset to the Company, CRI presented both the Market Average and 75th percentile calculations so that the Compensation Committee would have a broader perspective of the marketplace for pay in consideration of the peer group examined herein.

Compensation Committee Actions. The Compensation Committee met four times regarding Mr. Zeitoun’s compensation and the Board met three times. At its meeting on June 9, 2014, the Compensation Committee determined to recommend to the Board that:

●	Mr. Zeitoun’s salary for 2014 would be $600,000, which was the same salary as in 2013 and was justified by Mr. Zeitoun’s exceptional knowledge and accomplishments.
●

Mr. Zeitoun’s annual target incentive for 2014 would be $400,000 rather than $600,000 (as represented in CRI’s report) and that this would bring the Total Direct Compensation at Market Average (no equity) within the Market Range and Total Cash Compensation at the 75th percentile would still be within the Market Range, but would be below the Market Consensus. The Compensation Committee further determined that the bonus would be payable in cash in two tranches: (i) $200,000 payable if there were a commercial sale of iron oxide in 2014 and (ii) $200,000 payable if one of the following three were accomplished in 2014: cumulative revenue (accrued or realized) and/or backlog of $1 million; sale of all or a substantial portion of Idaho properties; raising at least $2 million of capital by sale of equity and/or sale of PIK Notes;

●

Mr. Zeitoun would not be awarded any equity compensation for 2014 because he already beneficially owned (through direct ownership and options) 8.6% of the equity of the Company and that ownership provide him with sufficient long-term incentive.

On the same day, the Board adopted the recommendations of the Compensation Committee.

In December, 2014, the Nominating and Governance Committee determined that Mr. Zeitoun had satisfied the conditions of both tranches for payment of the bonus and recommended that the Board approve payment of the bonus. Thereafter, the Board approved payment of a $400,000 bonus.

2015 Compensation

In October, 2014, the Compensation Committee determined that because of shareholder sensitivity to compensation matters and because of the Company’s cash burn, it was deemed necessary to get the latest comparative data on CEO compensation in order to make good decisions regarding 2015 compensation for Mr. Zeitoun. Accordingly, Committee engaged Compensation Resources to provide an executive compensation study to the Compensation Committee.

Compensation Resources had provided an executive compensation study to the Compensation Committee in March, 2014 in connection with Mr. Zeitoun’s 2014 compensation. Compensation Resources delivered its 2015 executive compensation to the Committee on December 3, 2014.

On December 9, 2014, representatives of Compensation Resources met with the Compensation Committee and told the Committee the following. Compensation Resources was retained to prepare a competitive compensation study of the Company's President and Chief Executive Officer in order to determine the competitive levels of compensation for comparable positions among similar publicly traded companies. The study presented findings with regard to the current competitive levels of the total compensation package (cash and equity compensation) and the findings in the report reflect an update to a study completed on behalf of the Compensation Committee dated March, 2014 and was meant to provide the most recent compensation data from peer organizations, which reflects, for the most part, fiscal years ending December 31, 2013. The study utilized the same list of publicly traded companies benchmarked as part of the March 2014 study, with the exception of Accelrys, Inc., which had been recently acquired.

For purposes of valuing equity awards, the study continued to use a three-year average to more accurately recognize the variety and timing of long-term plans. All data inputs were increased on an annual factor of 3.0% to a common date of January 1, 2015, the percentage representing the average of the actual 2014 merit increase factors for executive positions within the various industries represented in the analysis. To determine “Market Consensus,” Compensation Resources calculated the competitive market level of each compensation element from the peer market analysis and published survey analysis, utilizing multiple measures of central tendency, which included mean: simple average; median: the middle number, 50th percentile; trimmed mean: average that eliminates the highest and lowest data elements (outliers); regression: calculated based on statistical analysis using "Line of Least Square,” which is a mathematical computation used to model a presumed linear relationship between two variables, a dependent variable (compensation element) and an independent variable (Market Cap) (peer analysis only). Market Consensus is the average of the Mean, Median, Trimmed Mean, and Regression; represents the best estimate of the market value (consensus) for the position. To calculate the overall Market Consensus, Compensation Resources calculated a weighted average of peer and published survey data at a ratio of 2:1.

Typically, the market range of base salary is conservatively considered to be ±10% of the market consensus. This range represents the central tendency of the market data. The range for total cash compensation is wider and usually varies by ±20% of the market consensus. The range for total direct compensation is ±25%.

With respect to Mr. Zeitoun's current compensation opportunity, Compensation Resources utilized the following figures: base salary of $600,000; total cash compensation which includes base salary of $600,000 plus an annual incentive opportunity of $400,000, for a total of $1,000,000; and total direct compensation of $1,000,000. Because equity grants in 2011 and 2012 were considered by the Compensation Committee to be one-time awards, Compensation Resources excluded them from the analysis. At the 50th percentile, Mr. Zeitoun’s base salary and total cash compensation are well above the market consensus as of January 1, 2015 and his total direct compensation is within the market consensus. At the 75th percentile, Mr. Zeitoun’s base salary and total cash compensation are within the market consensus as of January 1, 2015 and his total direct compensation is below the market consensus.

Mr. Concha, chairman of the Compensation Committee, indicated that the goal of the Compensation Committee with respect to Mr. Zeitoun’s compensation was to provide incentives to Mr. Zeitoun consistent with the desires of shareholders. He noted the difficulties of finding good comparables for Mr. Zeitoun’s compensation and said that compensating Mr. Zeitoun under a strategic leadership model may be more useful.

Thereafter, the directors discussed with Mr. Zeitoun present and later at great length in executive session without Mr. Zeitoun, the structure and amount of Mr. Zeitoun’s 2015 bonus.

It was preliminarily decided at a time when Mr. Zeitoun was not present that Mr. Zeitoun’s bonus would be broken into two parts, one part related to revenues and the other to the achievement of non-revenue goals. The total amount of the possible bonus compensation to Mr. Zeitoun would be $500,000, with the last $100,000 of revenue-based compensation being paid in stock or option and the maximum amount of the revenue-based bonus payable at $5 million in revenues, which could include the amount of firm commitment and take-and-pay arrangements. If Mr. Zeitoun achieved his personal goals and revenue was at least $4 million, his bonus compensation would be $1 million.

It was determined that Mr. Zeitoun should prepare goals and objectives and submit them to the Compensation Committee and the Board for approval. At the same time that the Compensation Committee and the Board approved the personal goals, it would approve the amounts of the bonus allocated to personal goals and the revenues, the percentages of the revenue-based amounts to be paid on partial achievement of the revenue based-goals, and the revenue points at which such amounts would be paid.

On February 4, 2015, the Compensation Committee reported to the Board that, between December 9, 2014 and February 4, 2015, the it met several times and had discussed and approved the following compensation proposal for Mr. Zeitoun (“Zeitoun Compensation Proposal”): Salary of $600,000, potential bonus of $500,000 of which 40% would depend on the achievement of four personal goals and 60% would be dependent on revenues. If revenues were below $2 million, no revenue-based bonus would be paid; if between $2 million and $2,999,999, $100,000 in cash would be paid; if between $3 million and $3,999,999, a total of $150,000 would be paid; if between $4 million and $4,999,999, a total of $200,000 in cash would be paid; if $5 million or above, a total of $200,000 in cash and $100,000 in stock options would be paid.

Mr. Concha on behalf of the Compensation Committee explained (i) the revenue and non-revenue goals that the Compensation Committee had worked out with Mr. Zeitoun regarding Mr. Zeitoun’s 2015 bonus arrangements, (ii) salary and bonus amounts, and (iii) the reason for not awarding Mr. Zeitoun any equity compensation in respect of 2015.

Mr. Concha, on behalf of the Compensation Committee, recommended to the Board that the Board approve the revenue and non–revenue goals related to Mr. Zeitoun’s 2015 bonus as well as the salary and bonus arrangements.

Mr. Concha noted the Executive Compensation Study Update performed by Compensation Resources (the compensation consultant hired by the Compensation Committee) indicated that (i) at the 50th percentile, Mr. Zeitoun’s base salary and total cash compensation are well above the market consensus and his total direct compensation is within the market consensus and (ii) at the 75th percentile, Mr. Zeitoun’s base salary and total cash compensation are within the market consensus as of January 1, 2015 and his total direct compensation is below the market consensus.

There was a general discussion, with Mr. Zeitoun abstaining, of the goals and the compensation elements and amounts and relative mix of elements. After such discussion, the Board, with Mr. Zeitoun abstaining, adopted the Zeitoun Compensation Proposals.

In January, 2016 Mr. Zeitoun and the Board agreed that Mr. Zeitoun satisfied the metrics for the payment of the full bonus amount, but Mr. Zeitoun would receive a bonus for 2015 consisting of $299,000 in cash and $50,000 of five-year options. The bonus was paid including $99,000 paid in 2017.

2016 Compensation

In order to assist the Compensation Committee in setting the 2016 compensation, the Compensation Committee hired CRI, the same compensation consultant that the Committee had used in connection with 2014 and 2015. At a meeting with the Compensation Committee on December 8, 2015, CRI presented a written report. The report indicated that CRI redefined the peer group used in connection with Mr. Zeitoun’s 2015 compensation.

The peer group was redefined to provide a “similar industry look.” The peer group companies for purposes of 2016 compensation: (i) were involved in specialty chemical manufacturing, biotech and pharmaceuticals, software, and mining; (ii) were national in geographic location with compensation adjusted to New York City; (iii) had a market capitalization between $20 million and $75 million; and (iv) had less than 50 employees.

The Compensation Consultant assumed that Mr. Zeitoun’s compensation would consist of a base salary of $500,000, a potential personal performance bonus of $200,000 and a potential revenue goal bonus of $100,000 for total direct compensation of $800,000.

Based on such assumptions measured against the peer group, the Compensation Consultant provided the following findings:

			Market Range	Market Range
	Actual	M/C	(+/-)	Low	High	Relative Position
Base Salary	$500,000	$414,600	10%	$373,100	$465,100	Above
Total Cash Comp.	$800,000	$549,900	20%	$439,900	$659,900	Within
Total Direct Comp.	$800,000	$746,500	25%	$559,900	$933,100	Above

After extensive discussion, the Board decided upon the following compensation package for Mr. Zeitoun in 2016. Salary: $350,000; bonus based on revenues: 4% of revenues up to a maximum bonus of $150,000; bonus if the Company became cash flow positive: $400,000; bonus based on personal goals: up to $100,000, which would be payable in options if the cash flow goal is not met. The bonus payable based on revenues was paid. The bonus based on the Company being cash flow positive was not paid. The Board has not yet made a determination as to achievement of personal goals.

Compensation for Messrs. Gleeson and Carney

2014 Compensation of Mr. Carney

Mr. Carney served as Chief Financial Officer from February, 2009 through May, 2012. From May 2012 through early August 2015, he served as Vice President - Business Development. In August, 2015, upon the resignation of the then Chief Financial Officer, he was appointed Chief Financial Officer while also continuing his duties as Vice President – Business Development. During 2014 Mr. Carney received an annual salary of $200,000. On June 10, 2014, Mr. Carney was granted options to purchase 75,000 shares of the Company’s Common Stock at a price of $0.84 per share. The options vested immediately and had a term of 10 years. At the time of the grant, the options had a Black-Scholes value of $31,055.

2014 Compensation of Mr. Gleeson

For 2014, as a result of exceptional performance, Mr. Gleeson’s salary was increased from $250,000 to $300,000 and he was awarded 600,000 options to purchase Common Stock at $0.83 per share, such options vesting monthly over a three-year period and having an exercise price equal to the market price on the date of grant.

2015 Compensation for Messrs. Gleeson and Carney

At the February 4, 2015, Board meeting, Mr. Concha, acting on behalf of the Compensation Committee, indicated that the Compensation Committee has discussed and approved a compensation proposal for certain employees, which included Messrs. Gleeson, and Carney (“Management Compensation Proposals”) and that he had sent to each Board member who was not a member of the Compensation Committee a copy of the Management Compensation Proposals. Mr. Concha explained the revenue and non-revenue goals that the Compensation Committee, with the assistance of Mr. Zeitoun, had worked out, with each regarding 2015 bonus arrangements for such persons. He also explained the proposed salary, bonus and equity compensation arrangements for senior management, which had the approval of Mr. Zeitoun.

Under the Management Compensation Proposals,

●	Salaries remained at 2014 levels.

●

Each of Messrs. Gleeson and Carney would be eligible for possible bonus compensation of up to $100,000; $25,000 would be based on personal performance metrics; $75,000 would be based on revenue goals. Revenues could include the amount of firm commitment and take-and-pay arrangements. The last $25,000 based on revenue goals would be payable in five-year stock options. If revenues were below $2 million, no revenue-based bonus would be paid; if between $2 million and $2,999,999, $25,000 in cash would be paid; if between $3 and $3,999,999, a total of $35,000 would be paid; if between $4 million and $4,999,999, a total of $50,000 in cash would be paid; if $5 million or more, A total of $50,000 in cash and $25,000 in stock options would be paid. Revenues in 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded the $5 million goal for the calculation of bonus arrangements.

Mr. Concha, on behalf of the Compensation Committee, recommended to the Board that the Board approve the revenue and non–revenue goals related to management’s 2015 bonus as well as the salary and bonus arrangements, all as set forth in the Senior Management Compensation Proposals. After a general discussion, the Board gave its approval.

No compensation consultant was used by the Board for the Management Compensation Proposals and no benchmarking against peers was used.

Revenues for 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded the $5 million goal for the calculation of bonus arrangements. In January, 2016, the Board reduced the total value of the bonuses to be paid to Messrs. Carney and Gleeson to $75,000. Messrs. Carney and Gleeson would receive a bonus for 2015 consisting of $75,000 of value to be paid, at their election, in stock, five-year options, or cash (up to $37,500) or any combination thereof, payable on March 31, 2016. Each of Messrs. Carney and Gleeson elected to take $37,500 in five year options and $37,500 in cash.

2016 Compensation for Messrs. Gleeson and Carney

On December 9, 2015, the Board determined that the 2016 salary for Mr. Gleeson would be $250,000 and the 2016 Salary for Mr. Carney would be $200,000.

On March 9, 2016, the Board determined that 2016 bonus arrangements for Messrs. Carney, and Gleeson would be as follows:

Up to $25,000 based on achievement of personal goals and $50,000 if (i) the Statement of Cash Flow from Operations in the audited financial statements for the year ended December 31, 2016, adjusted for purposes of determining whether bonuses are payable to assume payment of all such bonuses is positive (based upon the business being operated in the ordinary course consistent with past practices, in the judgment of the Compensation Committee) and (ii) the Compensation Committee believes that it is more likely than not that cash flow from operations in 2017 will be positive. Payments to be made in cash within 15 days after the date of the audited financial statements, but in any case payment will be made, in all events, no later than June 30, 2017, except that if the bonus based on cash flow is not payable, the bonus based on personal goals will be, at the employee’s election, paid in and combination of Common Stock and/or five or ten year options, the number of which will be determined using a Black-Scholes value as of the date of the audited financial statements (the value as approved by the Chairman of the Board) and the exercise price will be the closing price as of such date. The bonus based on the Company being cash flow positive was not paid. The Board has not yet made a determination as to achievement of personal goals.

In July, 2016, Mr. Carney volunteered to exchange $50,000 of salary for options. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 15, 2017 in exchange for options that had a Black Scholes value of approximately $4. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

Tax and Accounting Treatment of Compensation

Tax Deductibility Cap on Executive Compensation

The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. Depending on the market price of the Company’s Common Stock on the date of exercise of options that are not performance-based, the compensation of certain executive officers in future years may be in excess of $1 million for purposes of Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

Tax and Accounting Treatment of Options

We are required to recognize in our financial statements compensation cost arising from the issuance of stock options. GAAP requires that such that compensation cost is determined using fair value principles (we use the Black-Scholes method of valuation) and is recognized in our financial statements over the requisite service period of an instrument. However, the tax deduction is only recorded on our tax return when the option is exercised. The tax benefit received at exercise and recognized in our tax return is generally equal to the intrinsic value of the option on the date of exercise.

Compensation of Policies and Practices as they relate to Risk Management

The Company does not believe that its compensation policies and practices (cash compensation and at-the-market or above-market five- and ten-year options without or without performance standards and with or without vesting schedules) are reasonably likely to have a material adverse effect on the Company as they relate to risk management practices and risk-taking incentives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and the proxy statement.

Mario Concha

John Levy

Robert Betz

For certain information on 2016 compensation of Named Executive Officers, see Part 7, Proposal 2.

Part 5 Information concerning Independent Registered Public Accountant

Independent Registered Accountant for 2016

EisnerAmper LLP was the Company’s independent accountant for the fiscal year ending December 31, 2016 and has been selected by our Board of Directors as the Company’s independent accountant for the fiscal year ending December 31, 2017. The Board asks stockholders to ratify that selection. Although current law, rules, and regulations require the Board of Directors to engage and retain the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of EisnerAmper LLP for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of EisnerAmper LLP as the Company’s independent auditor for the current fiscal year. If a majority of votes cast does not ratify the selection of EisnerAmper LLP, the Board of Directors will consider the result a recommendation to consider the selection of a different firm.

Representatives of the EisnerAmper LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Fees to Accountants

EisnerAmper LLP was selected by our Board of Directors as the Company’s independent accountant for the years ending December 31, 2016 and 2015.

The following table presents fees for audit services rendered by EisnerAmper, the independent auditor for the audits of the Company’s annual consolidated financial statements for the years ended December 31, 2016 and 2015, respectively.

	December 31, 2016	December 31, 2015

Audit Fees (1)	$131,300	$151,500
Prepare for NYS tax examination audit	3,348	--
Tax Fees (2)	12,500	7,500

Total	$147,148	$159,000

(1)	Audit fees represent the aggregate fees paid for professional services including: (i) audit and (ii) Form S-1 registration statement filings.
(2)	Tax fees represent aggregate fees paid for professional services, principally including fees for tax compliance and tax advice.

Policy on Board of Directors' Pre-Approval of Audit an Non-Audit Services of Independent Auditors

The Audit Committee has adopted a policy for the pre-approval of all audit, audit-related, tax, and other services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Board of Directors. The Board of Directors does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management. For the fiscal year ended December 31, 2016, all services provided by the Company’s independent registered public accounting firm were pre-approved by the Board of Directors.

Part 6 Additional Important Information

Beneficial Stock Ownership:  Directors, Named Executive Officers, and 5% Holders.

The following table sets forth, as of October 13, 2017, information regarding the beneficial ownership of our Common Stock with respect to each of the Named Executive Officers, each of our directors, each person known by us to own beneficially more than 5% of the Common Stock, and all of our directors and executive officers as a group. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by such person, subject to community property laws, where applicable, except where otherwise noted. The percentage of Common Stock beneficially owned is based on 136,338,945 shares of Common Stock outstanding as of October 13, 2017 plus the shares that a person has a right to acquire within 60 days of October 13, 2017.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned
John Levy (3) (4)	1,570,701	1.1
Robert Betz (3) (5)	1,399,563	1.0
Mario Concha (3) (6)	2,223,217	1.6
David Taft (3) (7)	29,214,958	20.6
Ali Zamani (3) (8)	705,244	*
Andre Zeitoun (3) (9) (15)	9,134,022	6.3
Christopher T. Carney (10) (15)	4,139,190	3.0
William Gleeson (11) (15)	1,820,750	1.3
All Officers and Directors as a Group	50,207,645	31.9
IBS Capital, LLC (7)	28,881,542	20.5
Samlyn Capital, LLC (12)	25,880,166	17.1
Masato Katayama (16)	16,833,334	12.0
Geoffrey G. Scott (17)	8,799,956	6.4
Berylson Master Fund, L.P. (13)	6,921,429	4.9
James Berylson (13)	8,158,429	5.8
Kingdon Capital Management, LLC (14)	7,542,852	5.2

 * Less than 1%

(1)	Unless otherwise indicated, the address of the persons named in this column is c/o Applied Minerals, Inc., 55 Washington Street, Brooklyn, New York, 11201.
(2)

Included in this calculation are shares deemed beneficially owned by virtue of the individual’s right to acquire them within 60 days of the date of October 13, 2017 as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Director
(4)

Mr. Levy’s holdings include: (i) options to purchase 100,000 shares of Common Stock at $1.24 per share expiring in January, 2018; (ii) options to purchase 100,000 shares of Common Stock at $1.66 per share expiring November, 2022; (iii) options to purchase 50,000 shares of Common Stock at $0.83 per share expiring in March, 2024; (iv) options to purchase 50,000 shares of Common Stock at $0.66 per share, expiring in February, 2025; (v) options to purchase 50,000 shares of Common Stock at $0.28 per share, 40,000 of which have vested, expiring in January, 2026; (vi) options to purchase 51,170 shares of Common Stock at $0.285 per share, expiring in January, 2026; (vii) options to purchase 37,500 shares of Common Stock at $0.25 per share, expiring in May, 2021; (viii) warrants to purchase 100,000 shares of Common Stock at $0.25 per share, expiring in June, 2021; (ix) options to purchase 70,000 shares of Common Stock at $0.25 per share, expiring in August, 2021; (x) options to purchase 120,000 shares of common stock at $0.25 per share, expiring in May 2022; and (xi) options.

(5)

Mr. Betz’s holdings include: (i) options to purchase 50,000 shares of Common Stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of Common Stock at $0.66 per share expiring in February 2025; (iii) options to purchase 50,000 shares of common stock, expiring in January, 2026; (iv) options to purchase 33,937 shares of Common Stock at $0.285 per share expiring in January, 2021; (v) options to purchase 32,408 shares of common stock at $0.28 per share, expiring in January, 2021 (vi) options to purchase 30,000 shares of Common Stock at $0.25 per share and expiring in May, 2021; (vii) options to purchase 150,000 shares of Common Stock at $0.25 per share and expiring in May, 2021; (viii) warrants to purchase 100,000 shares of Common Stock at $0.25 per share, expiring in June, 2021; (ix) options to purchase 60,000 shares of Common Stock at $0.25 per share, expiring in August, 2021; and (x) options to purchase 140,000 shares of common stock at $0.25 expiring in May, 2022..

(6)

Mr. Concha’s holdings include: (i) options to purchase 50,000 shares of Common Stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of Common Stock at $0.66 per share expiring in February, 2025; (iii) options to purchase 50,000 shares of common stock at $0.25, expiring in January, 2026; (iv) options to purchase 40,000 shares of Common Stock at $0.28 per share, expiring in January, 2026; (v) options to purchase 43,885 shares of Common Stock at $0.285 per share expiring in January, 2021; (vi) options to purchase 30,000 shares of Common Stock at $0.25 per share, expiring in May, 2021; (vii) options to purchase 600,000 of Common Stock at $0.25 per share, expiring in May, 2021; (viii) options to purchase 70,000 shares of Common Stock at $0.25 per share, expiring in August, 2021; and (ix) options to purchase 140,000 shares of common stock at $0.25 per share, expiring in May, 2022.

(7)

Mr. Taft is President of IBS Capital LLC and deemed to be the beneficial owner of shares held by the funds it manages by virtue of the right to vote and dispose of such securities. The IBS Turnaround Fund (QP) (A Limited Partnership) owns (i) 15,220,583 shares of Common Stock; (ii) 2,919,604 shares of Common Stock issuable upon conversion of 10% PIK Election Convertible Notes due 2018 (“Series A Notes”); (iii) options to purchase 24,910 shares of Common Stock at $0.21 per share expiring in January, 2021; (iv) options to purchase 30,100 shares of common stock at $0.25 per share, expiring in August, 2021; (v) warrants to purchase 244,745 shares of Common Stock at $0.25 per share, expiring in June 2021; and (vi) options to purchase 64,000 shares of common stock at $0.25, expiring in May, 2022. The IBS Turnaround Fund (A Limited Partnership) owns (i) 7,290,997 shares of Common Stock; (ii) 1,453,907 shares of Common Stock issuable upon conversion of the Series A Notes; (iii) options to purchase 12,588 shares of common stock at $0.21 per share, expiring in January, 2021; (iv) options to purchase 16,000 shares of Common Stock at $0.25 expiring in August, 2021; (v) warrants to purchase 124,625 shares of Common Stock at $0.25 per share, expiring in June 2021 and (vi) options to purchase 30,000 shares of common stock at $0.25 per share, expiring in May, 2022. The IBS Opportunity Fund, Ltd. owns (i) 1,472,154 shares of Common Stock; (ii) 283,679 shares of Common Stock issuable upon conversion of the Series A Notes; (iii) options to purchase 3,200 shares of common stock at $0.21 per share, expiring in January, 2021; (iv) options to purchase 3,900 shares of Common Stock at $0.25 per share expiring in August, 2021; (v) warrants to purchase 31,031 shares of Common Stock at $0.25 per share, expiring in June 2021; and (vi) options to purchase 6,000 shares of common stock at $0.25 per share, expiring in May, 2022.

(8)

Mr. Zamani’s holdings include: (i) options to purchase 50,000 shares of Common Stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of Common Stock at $0.66 per share expiring in February, 2025; (iii) options to purchase 50,000 shares of Common Stock at $0.28 per share; (iv) options to purchase 73,099 shares of Common Stock at $0.285 per share expiring in January, 2021; (v) options to purchase 40,761 shares at $0.30 per share, expiring in January, 2021; (vi) options to purchase 50,000 shares of Common Stock at $0.25 per share, expiring in May 2021; and options to purchase 50,000 shares of common at $0.25 per share, expiring in August 2021; and (options to purchase 100,000 shares of common stock at $0.25 per share, expiring in May, 2022.

(9)

Mr. Zeitoun’s holdings include (i) options (held through Material Advisors) to purchase 3,949,966 shares of Common Stock at $0.70 per share, expiring in January, 2019; (ii) options (held through Material Advisors) to purchase 1,742,792 shares of Common Stock at $0.83 per share, expiring in January, 2021; (iii) options to purchase 1,742,792 shares of Common Stock at $1.66 per share, expiring in November, 2022; and (iv) options to purchase 331,123 shares of Common Stock at $0.24 per share, expiring in March, 2021.

(10)

Mr. Carney’s holdings include: (i) options to purchase 1,316,655 shares of Common Stock at $0.70 per share expiring in January, 2019; (ii) options to purchase 580,930 shares of Common Stock at $0.83 per share expiring in January, 2022; (iii) options to purchase 580,931 shares of Common Stock at $1.66 per share expiring in January, 2023; (iv) options to purchase 75,000 shares of Common Stock at $0.84 per share expiring in June, 2024; (v) options to purchase 16,665 shares of Common Stock at $0.68 per share expiring in February, 2025; (vi) options to purchase 248,344 shares of Common Stock at $0.24 per share expiring in March, 2021; and (vii) options to purchase 500,000 shares of Common Stock at $0.16 per share, expiring in August 2019.

(11)

Mr. Gleeson’s holdings include: (i) options to purchase 900,000 shares of Common Stock at $1.90 per share, expiring in September, 2021; (ii) options to purchase 72,406 shares of Common Stock at $1.66 per share, expiring in November, 2022; (iii) options to purchase 600,000 shares of Common Stock at $0.84 per share, expiring in June, 2024; and (iv) options to purchase 248,344 shares of Common Stock at $0.24 per share, expiring in March, 2021.

(12)

Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, N.Y. 10022, is the beneficial owner of shares held by funds it manages by virtue of the right to vote and dispose of the securities. Samlyn Onshore Fund, L.P. owns 9,124,312 shares, including 5,348,325 shares of Common Stock issuable upon conversion of the Series A Notes and Samlyn Offshore Master Fund, Ltd., owned 16,031,757 shares of Common Stock, including 10,020,425 shares of Common Stock issuable upon conversion of the Series A Notes. Robert Pohly is the president of Samlyn Capital, LLC. He has beneficial ownership of shares owned by funds of which Samlyn Capital, LLC is the general partner or investment manager, Mr. Pohly having sole voting and investment power.

(13)

James Berylson is the sole managing member of Berylson Capital Partners, LLC, which manages the Berylson Master Fund, L.P. Of the 6,921,429 shares owned by the Berylson Master Fund, L.P., 4,617,048 shares are issuable upon conversion of Series 2023 Notes owned by the Berylson Master Fund, L.P. Mr. Berylson may be deemed to beneficially own the 8,158,429 shares, which include 1,273,000 shares not owned by the Berylson Master Fund, L.P. The address of Berylson Capital Partners, LLC is 200 Clarendon Street, Boston, MA 02116.

(14)

Kingdon Capital Management, LLC, 152 West 57th Street, 50th Floor, New York, N.Y. 10019, is the beneficial owner of shares of the Company, which are held by funds it manages by virtue of the right to vote and dispose of the securities. Kingdon Family Partnership, L.P. owns 556,575 shares through the conversion of its ownership of Series 2023 and Series A Convertible PIK Notes, and M. Kingdon Offshore Mast Fund, L.P. owns 6,986,057 shares through the conversion of its ownership of Series 2023 and Series A Convertible PIK Notes. Mark Kingdon is the President of Kingdon Capital Management, LLC and may be deemed to beneficially own these shares.

(15)	Executive officer.
(16)

Mr. Katyama is the President of Fimatec LTD (Japan) a producer and distributor of specialty minerals. In March, 2016 Applied Minerals, Inc. and Fimatec LTD entered into an agreement in which Fimatec LTD agreed to be the exclusive distributor of the Company’s halloysite-based DRAGONITE for the Japanese market. In June, 2016 Fimatec LTD purchase 3,333,334 units from the Company in exchange for $500,000. Each unit consisted of one share of common stock of the Company and a warrant to purchase 0.33 shares of the common stock of the Company. In August, 2017, SK Logistics (Singapore) LTD PTE purchased 10,000,000 million units from the Company in exchange for $400,000. Each unit consisted of one share of common stock of the Company and a warrant to purchase 0.25 shares of common stock of the Company. Mr. Katayama is deemed to beneficially own these shares. The address of each entity is Ochaanimizu Center Bldg, 5F 2-23-1 Kanda Awaji-cho Chiyoda-ku, Tokyo, Japan 101-0063

(17)	Mr. Scott

Section 16(a) beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and more than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file. To the best of our knowledge, all filings were made timely in 2016 except for one filing each by Messrs. Taft (and his controlled entity, IBS Capital), Betz, Concha, Zamani, and Levy.

Stockholder Proposals and Nominations for 2018 Annual Meeting

No determination has been made as to when the 2018 Annual Meeting will be held.  We will file a Current Report on Form 8-K when that determination is made.

Proposals made under Rule 14a-8

Rule 14a-8 under the Securities Exchange Act indicates the date or time frame, for purposes of Rule 14a-8, that a proposal must be submitted to the Company in order to be included in the Company’s proxy statement and on the Company’s proxy card for the 2018 Annual Meeting. Under such rule, the proposals must be submitted to the Company at our principal executive offices at Suite 301, 55 Washington Street, Brooklyn, NY 11201 by the following dates:  if the 2018 meeting is held within 30 days of the date of the anniversary of the 2017 Annual Meeting, a stockholder’s Rule 14a-8 proposal must be received no later than the close of business on June 28, 2018;  if it is held more than 30 days from the date of the anniversary of the 2017 Annual Meeting of Stockholders, it must be received a reasonable time before the Company begins to print and send its proxy materials for the 2018 Annual Meeting.

Proposals and Nominations made under the Company’s By-Laws

The Company’s By-Laws provide means for stockholders to submit proposals that are not submitted under SEC Rule 14a-8 or to make director nominations. Under the Company’s By-Laws, stockholders who wish to submit proposals that are not submitted pursuant to SEC Rule 14a-8 or to make nominations for the 2017 Annual Meeting must provide notice that is delivered to or mailed and received at the principal executive offices of the Company:

(1)

by the close of business 60 days in advance of the anniversary of the 2017 Annual Meeting (which would be October 8, 2018) if such meeting is to be held during the period November 7, 2018 to November 29, 2018,

(2)	90 days in advance (which would be September 7, 2018) if such meeting is to be held on or after November 30 and on or before December 7, 2017; and

(3)	with respect to any other Annual Meeting of Stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting.

The Company will not consider at the 2018 Annual Meeting any proposal or nomination that does not meet the requirements of Rule 14a-8 or the By-Law requirements, as the case may be.

Part 7 Proposals to be voted on at the meeting

Proposal 1: Election of Directors

Five persons, all of whom are currently directors, have been nominated for election at the Annual Meeting to hold office until the next Annual Meeting or until their respective successors are elected and qualified.

The directors will be elected by a plurality of the votes cast, which means that the nominees receiving the largest number of “FOR” votes will be elected to the open positions.

The Board of Directors has evaluated the key attributes, experience, and skills of each nominee (set forth after biographical information of each nominee in “Information about the Nominees” in Part 2) and concluded in that basis that each nominee listed below should be renominated for another term as director.

Name	Age	Director Since	Principal Occupation

Marion Concha	77	Chairman since June, 2016 and Director since 2013	President of Mario Concha and Associates LLC

John Levy	62	Vice Chairman since June, 2016 and Director since 2008	CEO of Board Advisory

Robert Betz	75	Director since 2014	Owner, Personal Care Ingredients

Ali Zamani	37	Director since 2014	Portfolio Manager at Genifor Capital Management

Andre Zeitoun	44	Director since 2009	President and CEO, Applied Minerals, Inc.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES.

Proposal 2: Advisory Vote on Executive Compensation

As required by Section 14A of the Securities and Exchange Act of 1934, we are asking for your approval of the following resolution (the “Say-on-Pay” resolution):

 RESOLVED, that the stockholders approve, in a nonbinding vote, the compensation of the Company’s Named Executive Officers.

At the Annual Meeting in 2015, the vote on the “Say-on-Pay” resolution (the advisory, non-binding vote on executive compensation) was FOR 33,329,844, AGAINST 18,893,595 and ABSTAIN 88,369. 63.9% of the shares voting either FOR or AGAINST voted FOR. While stockholders approved the Say-on-Pay resolution, a favorable vote of 63.9% is, relatively speaking, rather low. Such a percentage could be presumed to reflect a negative view on the Board’s handling of executive compensation from holders of a significant percentage of the shares voted.

The Board of Directors believes that the actions it has taken since the 2015 Annual Meeting (as described below) have more properly aligned executive pay with executive performance and have been responsive to the negative stockholder sentiments that may have been expressed in the Say-on-Pay vote at the 2015 Annual Meeting.

Reductions in 2015 Bonus Compensation

At the beginning of 2015, potential bonus compensation for 2015 was set for each of the Named Executive Officers.

Mr. Zeitoun's potential bonus was $500,000, of which $200,000 was related to predetermined personal performance goals and $300,000 (including $100,000 payable in options) was related to a predetermined revenue goal.

Mr. Carney’s and Mr. Gleeson’s potential bonuses were $100,000, of which $25,000 was related to predetermined personal performance goals and $75,000 (including $25,000 payable in options) was related to predetermined revenue goals. Their revenue goal was the same as Mr. Zeitoun’s.

The 2015 revenue goal for the officers was satisfied.

After the 2015 Annual Meeting, the Board negotiated with Mr. Zeitoun an arrangement whereby Mr. Zeitoun agreed to a cash bonus of $299,000 and $50,000 bonus payable in options.

The Board also cut the maximum bonuses for Messrs. Carney and Gleeson to $75,000 from $100,000, of which only $37,500 could be taken in cash and the remainder would be paid in options (both Messrs. Carney and Gleeson took $37,500 in cash).

The restructured bonuses represent reductions of

●	$101,000 in Mr. Zeitoun’s 2015 potential cash bonus (20% reduction) and $50,000 (50% reduction) in his potential option bonus; and
●	$37,500 (50% reduction) in the 2015 potential cash bonus and $25,000 (25% reduction) in total potential bonus for each of Messrs. Carney and Gleeson.

Reductions in 2016 Compensation as Compared to 2015 Compensation

2016 cash compensation and 2016 total compensation for the Named Executive Officers represent significant reductions in comparison to 2015 cash compensation and 2015 total compensation. Details about 2015 and 2016 compensation are set forth below.

2015 Compensation

	2015 Salary	Cash Bonus for 2015 Performance	Total 2015 Cash Compensation	Bonus Paid in Options in 2016 for 2015 performance (1)	February 2015 Option Grant (1)	Total 2015 Option Compensation (1)	Total 2015 Compensation (1)

Zeitoun	$600,000	$299,000	$899,000	$50,000		$50,000	$949,000
Gleeson	$300,000	$37,500	$337,500	$37,500		$37,500	$375,000
Carney	$200,000	$37,500	$237,500	$37,500	$16,562 (2)	$54,062	$291,062

(1)	Option values are based on Black Scholes value at the date of grant.
(2)	Option grant was not tied to any performance goals, past or future

For 2016, the Board cut the salaries from 2015 levels as follows: Mr. Zeitoun -- 42% reduction: (from $600,000 to $350,000) and Mr. Gleeson -- 16% reduction (from $300,000 to $250,000). Mr. Carney agreed to take options in lieu of 25% of his salary for one year ($50,000) beginning in August, 2016.

Mr. Zeitoun’s 2016 compensation arrangement included a revenue-based bonus of up to $150,000 (4% of revenues up to $4 million up to a $150,000 bonus) and he was paid that amount in full.

The Board agreed to pay performance bonuses to the Named Executive Officers based on financial performance and personal goals. The financial performance bonus required management to cause the Company to perform at a high level in comparison to prior years, the standard for payment of the bonus being sustainable cash flow breakeven after payment of the bonuses. The cash flow performance bonus is structured on an “all-or-nothing” basis.

If the Company were to reach cash flow breakeven, the entire bonuses (both for financial performance and for personal goals) would be payable in cash, but if cash flow goal is not met, any bonus for achievement of personal goals would be payable in options. The cash flow goal was not met.

Mr. Zeitoun’s total maximum bonus for 2016 was $500,000. 80% of Zeitoun’s bonus was based on achievement of cash flow goals and 20% was based on achievement of personal goals. The cash flow goals were not met and the Board has not made a determination at to the achievement of the personal goals.

The maximum total bonus for each of Messrs. Carney and Gleeson was $75,000, two-thirds of which is based on the cash flow goal and one-third was based on for personal goals. The cash flow goals were not met and the Board has not made a determination at to the achievement of the personal goals.

The following table sets forth 2016 compensation taking into account that the breakeven cash flow goal was not be met and assuming that the Board will determine that the 2016 personal goals were achieved and the full personal goal bonuses will be paid in options, the number of which are calculated using Black-Scholes valuation.

	2016 Compensation
	2016 salary	2016 cash bonus based on revenue (1)	Total 2016 cash compensation (2)(3)	Reduction in cash compensation 2015 to 2016	2016 option grant in lieu of salary	Maximum possible bonus for personal goals; payable in options (5)	Maximum possible total 2016 compensation	Reduction in total compensation 2015 to 2016

Zeitoun	$350,000	$150,000	$500,000	$399,000 or 44%		$100,000	$600,000	$349,000 or 36%
Gleeson	$250,000		$250,000	$87,500 or 26%		$25,000	$275,000	$100,000 or 26%
Carney	$181,250 (4)		$181,250(4)	$56,250 or 23%	$18,750 (4)	$25,000	$225,000	$66,062 or 22%

1.	Mr. Zeitoun’s revenue-related bonus was 4% of the first $4 million in revenues up to $150,000. The revenue goal was fully achieved.
2.

Bonuses payable in cash, but if cash flow goal was not met, any bonus for achievement of personal goals would be payable in options. 80% of Zeitoun’s bonus was based on achievement of cash flow goal and 20% was based on achievement of personal goals. Others’ fractions are two-thirds for cash flow goal and one-third for personal goals. The Board of Directors has not made a determination of the achievement of personal goals,

3.	The cash flow goal was met and no cash bonus based on cash flow breakeven was paid.
4.

Mr. Carney's salary was at the rate of $200,000 per year for first 7.5 months of 2016 and is at the rate of $150,000 for the final 4.5 months. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 1, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

5.	It is assumed for purposes of comparing 2016 compensation to 2015 compensation that that the full bonuses for 2016 personal goals will be paid.

Mr. Zeitoun’s 2017 compensation is as follows: salary -- $350,000; cash receipts bonus -- 4% of monthly gross cash receipts, up to a maximum bonus of $150,000; revenue bonus -- $100,000 if GAAP revenue exceeds $6 million; cash flow bonus -- $100,000 if the Company is cash flow positive for 2017.

Mr. Carney’s 2017 compensation is as follows: salary -- $150,000 per annum until August 15, 2017 and $200,000 thereafter; revenue bonus -- $25,000 if GAAP revenue exceeds $6 million;; cash flow bonus -- $25,000 if the Company is cash flow positive for 2017.

Mr. Gleeson’s 2017 compensation is as follows: salary -- $250,000; revenue bonus -- $25,000 if GAAP revenue exceeds $6 million; cash flow bonus -- $25,000 if the Company is cash flow positive for 2017

On August 18, 2017, options were granted to Named Executive officers as follows: Andre Zeitoun: 12,910,772 options; Christopher Carney: 4,780,550 options; William Gleeson: 3,749,439 options. The options are ten-year options and the exercise price is $0.06. Vesting conditions are as follows: (i) 25% of the options will vest upon the closing of the sale of an aggregate of $600,000 of units (consisting of one share of Common Stock and a warrant to purchase .25 of a share of Common Stock) at $.04 per unit (this goal has been achieved); (ii) 25% of the options will vest upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of minerals rights or entering into options or other agreements relating mineral rights; (iii) 25% of the options will vest when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. One of the agreements may be a back-up or standby arrangement; (iv) 8.3% of the options if EBITDA is positive over a period of twelve months; (v) (8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months; and (vi) 8.3% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. The vesting under the first three conditions need not be sequential and the vesting under fourth and fifth or under the fourth, fifth, and sixth, or the fifth and sixth can occur simultaneously. EBITDA is defined as operating income plus depreciation and amoritzation expense plus non-cash expense plus any unusual, one-time expense incurred during the period.

The options were granted under the 2017 Incentive Plan , which was adopted on August 18, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the plan.

Approval of the advisory vote on executive compensations requires a majority of votes cast.

We currently hold our Say-on-Pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote will occur in 2018.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING

“FOR” ON THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3: Amendment to the Certificate of incorporation to Increase the Total Number of Authorized Shares from 260,000,000 to 410,000,000 and the Number of Authorized Shares of Common Stock from 250,000,000 to 400,000,000

The Proposal

Our Certificate of Incorporation currently authorizes 260,000,000 shares of stock, 250,000,000 of which are currently designated as Common Stock and 10,000,000 of which are currently designed as Preferred Stock (for which the Board of Directors has the authority to establish, in its discretion from time to time, the voting rights and other designations, preferences, rights, qualifications, limitations and restrictions).

The Board of Directors has unanimously approved the advisability of, and adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation, providing for an increase in the authorized number of shares from 260,000,000 to 410,000,000 and an increase in the number of authorized shares of Common Stock from 250,000,000 to 400,000,000 shares.

The following is the text of the proposed amendment to the paragraph A of Article FOURTH of the Certificate of Incorporation:

A. Authorized Shares and Classes of Stock.

The total number of shares and classes of stock that the Company shall have authority to issue is 410,000,000 shares, which shall be divided into two classes, as follows:  10,000,000 shares of Preferred Stock, par value of $0.001 per share, and 400,000,000 shares of Common Stock, the par value of $0.001 per share.

The affirmative vote of a majority of all outstanding shares of Common Stock is required for approval of the proposed amendment to the Certificate of Incorporation.

If this Proposal is approved by our stockholders, the Amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing would be expected to take place as soon as practicable following the special meeting.

Why Additional Shares Are Needed

As of the date of this proxy statement, all except 15,370,374 of the 250 million authorized shares of Common Stock have either been issued or reserved for issuance. More particularly,

●	136,338,949 shares are issued and outstanding;
●

67,792,725 shares are reserved for issuance on the conversion of 10% PIK Interest Convertible Notes due 2023 (“Series 2023 Notes”) and 10% PIK Interest Convertible Notes due 2018 (“Series A Notes”) issued in connection with August, 2013 and November, 2014 financings;

●	10,000,873 shares are reserved for issuance in connection the exercise of outstanding warrants;
●	22,997,479 shares are reserved for issuance in connection with the exercise of outstanding options issued to officers, directors, employees, and consultants.

The Company does not want to reserve any of the 15,370,374 available shares of Common Stock. It wants those shares available for raising additional capital.

The known uses of the additional sharers to be authorized by means of an amendment to the Certificate of Incorporation total 76,785,866 shares. The known uses are:

42,202,533 shares: reservation of additional shares needed for the issuance of shares on conversion of the 10% PIK Election Convertible Notes due 2018 (the “Series A Notes) and 10% PIK Election Convertible Notes due 2023 (the “Series 2023 Notes”) as a result of an increase in the number of shares that may be issued as a result of a reduction in the conversion prices of the Series A Notes and the Series 2023 Notes and the issuance of 11 million warrants to be issued to the holders of the Series A Notes and the Series 2023 Notes, after taking into account reduction in existing share reservations as a result of changes in the interest rates of the Notes.

27,500,000 shares: reservations of additional shares necessary in connection with the issuance of shares on the exercise of options granted to management in August 2017.

7,083,333 shares: reservation of additional shares necessary in connection with the issuance of options granted to members of the Board of Directors in August 2017 for service for the four quarters beginning October 1, 2017.

Below is an explanation of the several uses. All of the uses are conditional on the amendment of the Certificate of Incorporation to increase the number of authorized shares. If the Certificate is not amended, the reservations described below will not happen.

42,202,533 shares to be reserved in connection with agreements with the Series A and Series 2023 Notes.

The Series A Notes, whose current principal balance is $ …….., were issued in November 2014 and have a maturity date of November 3, 2018.  That maturity date can be extended to November 3, 2019 provided that no Event of Default has occurred and is continuing.  The maturity date can be further extended to November 3, 2023 if, among other conditions, VWAP for the preceding 30 consecutive Trading Days is in excess of the price at which the Series A Notes can be converted into Common Stock.  At the current time the conversion price is $.83; that is, the number of shares of Common Stock issuable upon conversion of the Series A Notes is the principal balance divided by $.83.  The interest rate on the Series A Notes is 10% but if the maturity date is extended to 2023, the interest rate would drop to 1%.  Interest is paid in kind; that is, with the issuance of more Series A Notes.  As of the date of this proxy statement, 45,977,392 shares are reserved for issuance on conversion of the Series A Notes.

The Board, having assumed that no Event of Default will occur, has been concerned that the Series A Notes would mature on November 3, 2019 and the Company would not be able to pay off or refinance the outstanding debt and the price of the stock might not be attractive enough to cause the holders to convert in to Common Stock.  The implications of that scenario for the future of the Company are obvious.

The Company has entered into an agreement with the holders of the Series A Notes whereby (i) the maturity of the Series A Notes would be extended to May 1, 2023 without regard to the VWAP of the Company’s Common Stock and (ii) the interest rate on the Notes would be 3% per annum.  As consideration for such extension, the conversion price of the Series A notes would be reduced to $.40 and the Company would issue 6,280,000 warrants to purchase Common Stock. As a result, the Company would have to reserve an additional 31,982,813 shares for issuance on the conversion of the Series A Notes into Common Stock and for issuance on the exercise of the warrants.

Before the Series A Noteholders would enter into the agreement described above, the Series A Noteholders required that the holders of Series 2023 Notes be satisfied.  Accordingly, the Company has entered into an agreement with the holders of its Series 2023 Notes.  Those notes mature on August 5, 2023.  The current principal balance is $...... and the interest rate is 10%.  The agreement provides for the conversion price of the Series 2023 notes to be reduced from $1.28 to $.59 and the issuance of issue 4,720,000 warrants to purchase Common Stock and a reduction of the interest rate to 3%. As a result, the Company will have to reserve an additional 10,219,720 shares for issuance on the conversion of the Series 2023 Notes into Common Stock and for issuance on the exercise of the warrants. As of the date of this proxy statement, 21,765,333 shares are already reserved for issuance on conversion of the Series 2023 Notes. In addition, the Company entered into an agreement with the Series 2023 Noteholders to allow the Series 2023 Noteholders to appoint a Board Observer and after a capital raise of $1.5 million to nominate a director for election. The agreement is more fully described in the section “Governance and Nominating Committee and Nomination Process; Rights to Nominate Directors.”

To assure that 42,202,533 shares would be properly reserved, the holders of the Series A and Series 2023 Notes have conditioned the effectiveness of the agreements on the amendment of the Certificate of Incorporation to increase the number of shares by at least enough shares to be able to reserve the 42,202,533 shares required to be reserved under the agreements.  Thus, the agreements described above, except for the observer/director agreement with the Series 2023 Noteholders, are not yet effective and will not become effective until the amendment is effective. If the amendment to the Certificate of Incorporation is not approved by stockholders, the agreements with the holders of the Notes, except for the observer/director agreement, will not become effective and the maturity date of the Company’s Series A Notes will not be reset.

The Series A and Series 2023 Notes contain antidilution provisions. The agreements with the holders of the Series A and Series 2023 Notes provide that upon the effectiveness of the agreements with the holders of the Series A and Series 2023 Notes, no antidilution adjustment in the conversion price will be made in accordance with the antidilution provisions regarding sales below market price or sales below the then current exercise price, as applicable, for any sales or issuances (whether in one or more transactions) of Common Stock or convertible securities prior to April 19, 2019 if the total consideration for such sales or issuances is $4 million or less. If, prior to April 19, 2019, the Company sells or issues any Common Stock or convertible securities whereby the total consideration for such sales or issuances (whether in one or more transactions) exceeds $4 million, then adjustment will be made to the exercise price in accordance the antidilution provisions regarding sales below market price or sales below the then current exercise price, as applicable, with respect to any sales or issuances in excess of $4 million.  For the avoidance of doubt, if the Company receives proceeds of $6 million in one transaction, the Exercise Price will be adjusted based on the average total consideration per share for all $6 million, but assuming that only $2 million was raised.  The exercise price is subject to adjustment in accordance with the antidilution provisions regarding sales below market price or sales below the then current exercise price, as applicable, for any sale or issuance made on or after April 19, 2019.

27,500,000 shares to be reserved in connection with options granted to management.

On August 18, 2017, the Board granted 27.5 million options to five members of management. The options are ten year options with an exercise price of $.06 per share. The closing market price on August 18, 2017 was $.04.

Vesting conditions are as follows: (i) 25% of the options will vest upon the closing of the sale of an aggregate of $600,000 of units at $.04 per unit (each unit consisting of one share of Common Stock and a warrant to purchase .25 of a share of Common Stock) (this has nee accomplished); (ii) 25% of the options will vest upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of minerals rights or entering into options or other agreements relating mineral rights; (iii) 25% of the options will vest when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. One of the agreements may be a back-up or standby arrangement; (iv) 8.3% of the options if EBITDA is positive over a period of twelve months; (v) 8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months; and (vi) 8.4% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. The vesting under the first three conditions is not sequential and the vesting under fourth and fifth or under the fourth, fifth, and sixth, or the fifth and sixth can occur simultaneously. EBITDA is defined as operating income plus depreciation and amoritzation expense plus non-cash expense plus any unusual, one-time expense incurred during the period.

Options were granted to Named Executive officers as follows: Andre Zeitoun: 12,910,772 options; Christopher Carney: 4,780,550 options; William Gleeson: 3,749,439 options.

The options were granted under the 2017 Incentive Plan, which was adopted on August 18, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the 2017 Incentive Plan.

7,083,333 shares to be reserved of options granted to members of the Board of Directors for service for the four quarters beginning October 1, 2017.

On August 18, 2017, the Board of directors granted options to directors.  The exercise price of the options is $.06 and the number of options is determined by dividing the dollar amount of the fee by $.06.   The options cover fees for Board service for the fourth quarter of 2017 and the first three quarter of 2018, except for service on the Operations Committee.

The fees for Board service are $50,000 in options for membership on the Board, $10,000 on options or chairmanship of the Board or a committee (except the Operations Committee).  The options for such fees, except for the Operations Committee, vest as the beginning of each calendar quarter provided the person in in office at that time.

The Chairman of the Operations Committee receives as fee of $150,000 per year and the non-management member receives a fee of $62,500 per year. The options for such fees vest on May 1, 2018.

The total number of options granted to the directors is as follows: Mr. Betz -- 1,791,667; Mr. Concha: 3,250,000; Mr. Levy -- 1,000,000; Mr. Zamani -- 833,333; Mr. Taft -- 208,333 (Mr. Taft decided not to seek reelection at the Annual Meeting).

The options were granted under the 2017 Incentive Plan, which was adopted on August 18, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the plan.

Other shares

If the Certificate of Incorporation is amended to authorize 400 million shares of Common Stock, the Company will have, after taking in account the uses discussed above, 92,156,240 shares of Common Stock available for other uses, including raising capital.

Additional Factors to be Considered

The additional shares of Common Stock authorized by the proposed amendment can be issued upon approval by the Board of Directors without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or, if the shares of Common Stock become listed, the rules of a stock exchange.

Under Delaware law, stockholders are not entitled to appraisal rights with respect to their shares of Common Stock in the event that the Certificate of Incorporation is amended to authorize additional shares.

Information about the Common Stock

Dividend Rights

The Delaware General Corporation Law (“DGCL”) provides that dividends may be paid out of a company’s surplus, or in the case there is no surplus, out of the company’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The statute defines the term “surplus” in relation to the corporation’s “capital.”  The capital of a corporation in respect of shares having par value is an amount equal to the aggregate par value of the outstanding shares having par value (the Common Stock has a par value of $.001 per share) , plus such portion of the net assets of the corporation as the board of directors by resolution has directed to be contributed to the capital in respect of such shares, minus such amounts by which the board of directors by resolution has caused the capital in respect of such shares to be reduced in accordance with DGCL, but in no event may the capital in respect of shares of stock having par value be less than the aggregate par value of the outstanding shares having par value. In turn, the excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital is surplus. Net assets means the amount by which total assets exceed total liabilities. Capital and surplus are not liabilities for this purpose. As so determined, the surplus of a corporation is consequently an amount equal to the present fair value of the total assets of the corporation, minus the present fair value of the total liabilities of the corporation, minus the capital of the corporation.

Voting issues
Voting generally	Each share of Common Stock is entitled to one vote on all matters submitted to the holders of Common Stock.

Stockholder vote required to amend Certificate of Incorporation	A majority of the outstanding stock entitled to vote.

Stockholder vote required to amend bylaws	Affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

An asset sale that requires stockholder approval	The sale of all or substantially all of the assets.

Stockholder vote required to approve merger, share exchange, or asset sale that requires stockholder approval	A majority of the outstanding stock entitled to vote

Exceptions to the requirement for stockholder approval of mergers

1.  Short-form mergers (where parent owns 90% or more of the voting securities)

2.  No vote required by stockholders in a merger if (a) the merger agreement does not amend the existing Certificate of Incorporation, (b) each share of the stock of outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger, and (c) either no shares of Common Stock and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized and unissued shares or the treasury shares of Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Common Stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Whether action of stockholders by written consent is permitted	Permitted by Article Sixth of the Certificate of Incorporation

Miscellaneous

The Common Stock is not convertible.

The Common Stock has no sinking fund provisions, is not subject to redemption, and is not liable to further calls or to assessment by the Company for liabilities of the Company imposed on its stockholders.

The Board of Directors is not classified.

There is no preferred stock outstanding and hence the Common Stock is not subject to any preferred stock. If preferred stock is issued, it could have liquidation preferences over Common Stock.

Upon liquidation, the Common Stock is entitled to receive distributions on a pro rata basis.

The Common Stock has no preemptive rights, except as set forth below.  Until such time as Samlyn Onshore Fund, LP, a Delaware limited partnership (“Samlyn Onshore”), and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (“Samlyn Offshore,” and together with Samlyn Onshore, the “Investors” together with any of their Affiliates, beneficially own less than 9,700,000 shares of Common Stock in the aggregate: (a) If the Company proposes to issue any (i) equity securities or (ii) securities convertible into or exercisable or exchangeable for equity securities, other than any Excluded Securities (as defined) (the “Dilutive Securities”), the Company shall deliver to each Investor a written notice prior to the date of the proposed issuance; (b) Each Investor shall have the option, to subscribe for up to a number of such Dilutive Securities, equal to the number of such Dilutive Securities proposed to be offered multiplied by a fraction, the numerator of which is the total number of shares of Common Stock beneficially owned by such Investor and any of its Affiliates at the time the Company proposes to issue any Offer Securities and the denominator of which is the total number of shares of Common Stock issued and outstanding at such time (“Pro Rata Portion”); (c) If  any Investor does subscribe or subscribes for a number of Securities less than its Pro Rata Portion, the Company may within 90 days issue the part of such Dilutive Securities as to which such Investor has elected not to subscribe (the “Refused Securities”) to any other Person (a “New Investor”) in accordance with the terms and conditions set forth in the notice.

There are no restrictions on alienability of the Common Stock, and no discrimination against any existing or prospective holder of Common Stock as a result of such holder owning a substantial amount of securities, imposed by the DGCL or the Company’s Certificate of Incorporation or By-Laws.

The amendment to our Certificate of Incorporations under this Item 3 requires the affirmative vote of a majority of our outstanding shares of Common Stock. If the amendment to the Charter is approved, then it will become effective upon filing with the Delaware Department of State, which filing would be made promptly after the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Proposal 4: Ratification of Independent Auditor

The Audit Committee has selected EisnerAmper LLP as the Company’s independent auditor for fiscal year 2016, and the Board asks stockholders to ratify that selection. EisnerAmper LLP has provided competent and timely service in the past and at a reasonable price and the Compensation Committee and the Board believes that it is in the best interests of the Company to retain EisnerAmper LLC for the fiscal year 2017.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR RATIFICATION OF THE INDEPENDENT AUDITOR.

Materials Incorporated by Reference

Accompanying this proxy statement are the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Report of Form 10-Q for the three months ended June 30, 2017.

The following materials from the Form 10-K are incorporated into this proxy statement by reference:

Consolidated Financial Statements and Supplementary Data,

Management’s Discussion and Analysis of Financial Condition and Results of Operation, Selected Financial Data,

Quantitative and Qualitative Disclosures About Market Risk, and

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Selected Financial Data

The following materials from the Form 10-Q are incorporated into this proxy statement by reference: Consolidated Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operation, and Quantitative and Qualitative Disclosures About Market Risk.

APPLIED MINERALS, INC.
55 WASHINGTON ST.
SUITE 301
BROOKLYN, NY 11201

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E33674-P98501

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APPLIED MINERALS, INC.

1. **Election of Directors**

The Board of Directors recommends a vote **FOR** five nominees for Director with each nominee to serve until the 2018 Annual Meeting of Stockholders or until his successor is elected and qualified.

1.1 MARIO CONCHA
1.2 JOHN LEVY
1.3 ROBERT BETZ
1.4 ALI ZAMANI
1.5 ANDRE ZEITOUN

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
2. **Advisory, non-binding vote on executive compensation** The Board of Directors recommends a vote **FOR** approval, on an advisory basis, of executive compensation.	☐	☐	☐
3. **Amendment of the Certificate of Incorporation to increase the number of authorized shares to 410 million and the number of authorized shares of Common Stock to 400 million** The Board of Directors recommends a vote **FOR** the amendment.	☐	☐	☐
4. **The ratification of EisnerAmper LLP as our independent registered public accounting firm** The Board of Directors recommends a vote **FOR** ratification.	☐	☐	☐

Mark Here for Address Changes or Comments **(SEE REVERSE)** ☐

Signature must be that of stockholder. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

APPLIED MINERALS, INC.

The Notice of Annual Meeting of Stockholders, Proxy Statement, the Annual Report to Stockholders (Form 10-K), and the Quarterly Report on Form 10-Q for the three months ended June 30, 2017 are available on the following website: www.proxyvote.com.

◀ **FOLD AND DETACH HERE** ▶

E33675-P98501

SOLICITED BY THE BOARD OF DIRECTORS

APPLIED MINERALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

December 7, 2017

The undersigned hereby appoints Eric Basroon and Christopher T. Carney or either of them, with full power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all the shares of stock of the Company which the undersigned may be entitled to vote at the 2017 Annual Meeting at the 304 Hudson Street, Third Floor, New York, NY, 10013 on December 7, 2017, at 2:30 p.m., Eastern Time, and at any adjournment of such meeting, as indicated with respect to the proposals listed on the reverse side hereof and with discretionary authority as to any other matters that may properly come before the meeting, as recommended by the Board of Directors, all in accordance with and as described in the Notice and Proxy Statement of the Annual Meeting.

If this Proxy is executed without indicating (i) a vote for all nominees (ii) withhold for all nominees or (iii) for all except specified nominee(s), it will be deemed to grant authority to vote FOR all nominees. If this Proxy is executed without indicating voting instructions on any of Proposals 2, 3, or 4, then it will be deemed to grant authority to vote FOR such uninstructed Proposal(s).

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)